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                                                                    EXHIBIT 99.1

                     SUMMARY OF PRINCIPAL PROJECT DOCUMENTS

    THE FOLLOWING ARE SUMMARIES OF THE MATERIAL TERMS OF THE PRINCIPAL AGREEMENTS RELATED TO OUR PROJECT AND SHOULD NOT BE CONSIDERED TO BE A FULL STATEMENT OF THE TERMS AND PROVISIONS OF SUCH AGREEMENTS. ACCORDINGLY, THE FOLLOWING SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO EACH AGREEMENT. COPIES OF EACH AGREEMENT ARE AVAILABLE FOR INSPECTION AS DESCRIBED ABOVE UNDER "IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS." UNLESS OTHERWISE STATED, ANY REFERENCE IN THIS PROSPECTUS TO ANY AGREEMENT SHALL MEAN SUCH AGREEMENT AND ALL SCHEDULES, EXHIBITS AND ATTACHMENTS THERETO AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED AND IN EFFECT AS OF THE DATE HEREOF.

OVERVIEW OF THE PRINCIPAL PROJECT DOCUMENTS:

    The principal project documents that we entered into, and the primary purposes of these documents, are as follows:

    - POWER PURCHASE AGREEMENT. We have entered into this agreement with PECO whereby PECO will purchase all of the electric energy and capacity produced by the facility, up to Contract Capacity, and all ancillary products or services available from the facility, with the exception of any ancillary services required to be furnished as a requirement of the Georgia Power Interconnection Agreement or by order of a regulatory body. PECO will pay for these products and services according to a structure of payments based upon various formulae set out in the agreement. The agreement contemplates adjustments in price and penalties for the inability of the facility to meet various targets, such as the Availability Percentages.

    - POWER PURCHASE AGREEMENT DISPUTED PAYMENTS AGREEMENT. We have agreed to enter into this agreement with PECO and the Collateral Agent in the event of a dispute regarding the Power Purchase Agreement. Funds will be set aside in the event of a dispute and controlled by the Collateral Agent, and will be paid out by the Collateral Agent upon receipt of a withdrawl certificate stating that either (a) a satisfactory resolution of the dispute has been reached or (b) an arbitration award or court award has been issued with respect to the Power Purchase Agreement Disputed Payments.

    - EPC CONTRACT. We have entered into an Engineering, Procurement and Construction Agreement on a fixed-price basis with the EPC Contractor who will perform services in connection with the design, engineering, procurement, site preparation, civil works, construction, start-up, training and testing, and to provide all materials, equipment (excluding operational spare parts), machinery, tools, construction fuels, utilities, labor, transportation, administration and other services and items for the facility. Under the term of the contract, the EPC Contractor must demonstrate that the requirements of various testing and acceptance stages as outlined in the agreement have been met by specified dates. Failure to satisfy these conditions may result in a payment adjustment, a penalty (i.e., in the form of liquidated damages) against the EPC Contractor, or both.

    - O&M AGREEMENT. We have entered into the O&M Agreement with the Operator. This agreement provides for initial startup support during turnover, testing, operation, maintenance and management of the facility and the performance of other defined services by the Operator. The partnership has agreed to pay the Operator a possible incentive fee, a fixed management fee and an availability adjustment fee.

    - GEORGIA POWER INTERCONNECTION AGREEMENT. We have entered into the Georgia Power Interconnection Agreement with Georgia Power. This agreement provides for the direct interconnection of the partnership's electric generation facilities with the Georgia Integrated Transmission System. The Georgia Integrated Transmission System is a contractual joint use arrangement applicable to the transmission systems owned by Georgia Power, Georgia

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      Transmission Corp. and two other owners of electric transmission systems in Georgia. The term of Georgia Power's participation in Georgia Integrated Transmission System will end in 2012 if either Georgia Power or Georgia Transmission Corp. gives notice of termination, and such term can end prior to or after such date upon the occurrence of an insolvency of, or default by, either Georgia Power or Georgia Transmission Corp. The point of interconnection on the Georgia Integrated Transmission System is on a part of the Georgia Integrated Transmission System that is owned by Georgia Transmission Corp.

    - PIPELINE EPC CONTRACT. We entered into this agreement with the Pipeline Contractor on a turnkey basis providing for the Pipeline Contractor to perform services in connection with the design, engineering, equipment and materials procurement, construction, start-up, training and testing of the pipeline. The Pipeline Contractor shall pay to us liquidated damages in the amount of $5,000 for each full day or part thereof that Substantial Completion is not achieved after the liquidated damages date, with a maximum cap of 40 days.

    - THE GAS INTERCONNECT AGREEMENT. We entered into this agreement with Transco providing for Transco to construct and operate a natural gas delivery point to the partnership and associated meter station on Transco's mainline in Heard County, Georgia. In order to establish the interconnection between the natural gas facilities of Transco and the partnership, each of Transco and the partnership shall design, construct, own, operate and maintain various facilities. Upon termination of the Gas Interconnect Agreement, Transco shall have the right to abandon all or a portion of the Tenaska Meter Station in place. Transco shall use all reasonable efforts to salvage any equipment reimbursed by the partnership and refund the recovered amount to the partnership.

    - WATER AGREEMENT. We entered into the Water Agreement with the Heard County Water Authority. This agreement provides for the partnership to receive potable water at the 350 gallons per minute (504,000 gallons per day).

    - LEASE AGREEMENT. We entered into the Lease Agreement with the Development Authority. Under this agreement, the Development Authority leases to us, subject to Permitted Liens, the facility, the facility site, some related infrastructure facilities and related easements and those items of machinery, equipment and related property required under the Lease to be acquired or installed in the facility or on the facility site or easements.

    - AD VALOREM TAXATION AGREEMENT. We are a party to the Ad Valorem Taxation Agreement along with the Board of Commissioners of Heard County and the Board of Tax Assessors of Heard County. The parties agree that the facility will not be subject to ad valorem taxation because it will be owned by the Development Authority, but that the partnership's leasehold interest will be subject to ad valorem taxes. This agreement sets forth how the partnership's interest under the Lease Agreement will be valued before the completion of construction, and for the 20 year period following the year in which the facility is completed.

                            POWER PURCHASE AGREEMENT

    The partnership and PECO have entered into the Power Purchase Agreement for the sale to PECO of all the electric energy and capacity (up to Contract Capacity) produced by the facility and all ancillary products or services available from the facility (except for any ancillary services that are required to be furnished as a requirement of the Georgia Power Interconnection Agreement or by order of a regulatory body).

    COMMERCIAL OPERATION. The Initial Units are scheduled to achieve Power Purchase Agreement Commercial Operation on June 1, 2001 and the Final Units are scheduled to achieve Commercial Operation on June 1, 2002.

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    For each Unit that is not in Power Purchase Agreement Commercial Operation by the scheduled date, the partnership is required to pay PECO liquidated damages as its exclusive remedy. The partnership shall be required to pay $25,000 for each day of delay for each Unit for the first 15 days, $50,000 for each day after 15 days through to 30 days; and $66,667 for each day thereafter up to an aggregate amount of $8,000,000 per Unit and $25,000,000 in the aggregate. The partnership may be excused from paying liquidated damages for up to twelve months for delays, against which, at that time, business interruption insurance is not customarily obtained by independent power companies with gas fired power production facilities in the U.S.

    OPERATING TERM AND TERMINATION OPTIONS. The operating term commences on the Date of Commercial Operation of the Initial Units and ends on the 29th anniversary thereof (the "Operating Term"). PECO may terminate the Power Purchase Agreement on the 20th anniversary of the Date of Commercial Operation by giving one year's prior notice of such termination and paying the partnership $175,000,000.

    If all the Initial Units or all the Final Units are not in Power Purchase Agreement Commercial Operation by the 365th day following the applicable scheduled Commercial Operation date for such Units ("Delay Termination Date"), PECO may, at any time until all such Units are in Power Purchase Agreement Commercial Operation, terminate the Power Purchase Agreement with respect to all such Units. If PECO terminates its obligations with respect to the Initial Units before the Final Units have achieved Power Purchase Agreement Commercial Operation, the partnership has the right to terminate the Power Purchase Agreement at any time prior to the Final Units achieving Power Purchase Agreement Commercial Operation.

    The Delay Termination Dates for the Initial Units and the Final Units are subject to adjustment for events of force majeure (up to twelve months unless at the end of such period two-thirds of the Units required to achieve Power Purchase Agreement Commercial Operation at the end of such period are in Power Purchase Agreement Commercial Operation, then an additional six months adjustment is available). However, no adjustment will be made to the Delay Termination Date for the Initial Units if the event of force majeure commences after the scheduled Date of Commercial Operation for such Units.

    Following the Date of Commercial Operation, PECO may terminate the Power Purchase Agreement, if the Summer Availability Percentage (see Availability Calculation below) is less than 67% for two consecutive Contract Years and the capacity test conducted during such second Contract Year is less than 550 MW. In such event, PECO's only entitlement to damages will be to recover any accrued amounts owed to PECO as of the date of such termination including, but not limited to, any Availability Adjustment payable.

    PAYMENTS. For each month of the Operating Term, PECO shall pay the following amounts:

    - Reservation Payments being the product of (1) the number of Units that have achieved Power Purchase Agreement Commercial Operation, (2) Unit Capacity, (3) the reservation rate for such Contract Year as set forth in the Power Purchase Agreement, and (4) 1000.

    - Energy Payments being the sum of (1) the product of the total amount of Delivered Energy received by PECO during that month to the extent that such energy was generated by Units fired by fuel oil and the fuel oil energy rate applicable for that Contract Year (as set forth in the Power Purchase Agreement), (2) the product of the total amount of Delivered Energy received by PECO during that month to the extent that energy was generated by Units fired by natural gas and the gas energy rate applicable for that Contract Year (as set forth in the Power Purchase Agreement), and
      (3) sum of (x) any Replacement Energy Payments (see below).

    - Excess Run Time Payment being a payment in respect of each Unit which
      (1) delivers energy fired on gas for longer than 16 consecutive hours equal to the sum of the product of the

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      Delivered Energy produced during such period and $2.00/MWh, or
      (2) delivers energy fired on fuel oil for longer than 13 consecutive hours equal to the product of Delivered Energy produced during such period and $3.00/MWh.

    - Start Charges at a rate of $11,000 (to escalate by 3% each year) for each firing of a Unit in response to a request for energy by PECO (a "Start").

    - Standby Mode Charge of $10 for each hour or part thereof for each Unit in standby mode during Non- Summer Months.

    - Fuel Tax Payments being a payment by one party to the other with respect to taxes imposed by the State of Georgia on fuel delivered to the facility. If the partnership is responsible for filing and paying taxes on fuel delivered to the facility, PECO shall pay to the partnership PECO's Fuel Tax Obligation (see below). However, if PECO is responsible for the filing and payment of such taxes the partnership shall reimburse PECO for the positive difference (if any) between the total amount of such taxes shown due on the tax return and PECO's Fuel Tax Obligation but if such difference is negative, PECO shall make a payment to the partnership equal to such negative difference. PECO's Fuel Tax Obligation shall equal the sum of the products of (a) the sum of (i) 6% and (ii) one-half the difference between (1) the tax rate applicable to sales and/or use tax on fuel in Heard County and (2) 6%, (but if fuel becomes exempt from the sales tax, the rate shall be 3%) and (b) the sum of (i) the volume of natural gas delivered to the facility times (ii) the Daily Index Citation, or such other price accepted for the purpose and (A) the volume of fuel oil as delivered to the facility times (B) the value of such fuel oil as determined under Georgia tax law or such other price for such fuel oil accepted for the purpose.

    - Replacement Energy Payments being the sum, for all days of the month, of
      (1) the product of (a) the total amount of replacement energy delivered per day and (b) the sum of (A) the gas energy rate (as set forth in the Power Purchase Agreement) and (B) the product of the index-based gas price for such day and $0.03 per MMMBtu and 11.1 MMBTU/MWh, and (2) any Start Charges that PECO would have incurred had the replacement energy been delivered from the facility, less (3) any unmitigated damages incurred by PECO to any fuel supplier as a result of the partnership's failure to fulfill an energy request from the facility.

    - Availability Adjustments (see below).

Other payments detailed in the Power Purchase Agreement are:

    (a) Reimbursement by the partnership to PECO for any payments made to third parties for power to start-up a single Unit in excess of the cost of procuring 10 MW of capacity and 2 MWh of energy or a total of 30 MW of capacity and 6 MWh of energy to start-up three Units simultaneously.

    (b) The Fuel Adjustment Payment is a payment to be made for each Contract Year in which the facility is operated during the months of June, July, August and September (the "Summer Months") at Base Unit Output for at least 2000 Unit hours. The Summer Months Base Heat Rate is the quotient of (1) the total amount of natural gas consumed by the facility during the Base Unit Output Hours divided by (2) the total amount of Delivered Energy during such hours. If the Summer Months Base Heat Rate is greater than 10.8 MMBTU/MWh and less than 11.3 MMBTU/MWh, neither party shall owe the other party a Fuel Adjustment Payment. If the Summer Months Base Heat Rate is greater than 11.3 MMBTU/MWh, the partnership shall make a Fuel Adjustment Payment to PECO equal to the sum of the products for each day of (A) the Daily Index Citation times (B) the positive difference between the Summer Months Base Heat Rate and 11.3 MMBTU/MWh times (C) the Delivered Energy during such day. If the Summer Months Base Heat Rate is less than 10.8 MMBTU/MWh, PECO shall make a Fuel Adjustment Payment to the partnership equal to the sum of the products for each day of (A) the Daily Index Citation, times (B) the positive difference between 10.8 MMBTU/MWh and the Summer Months Base Heat Rate, times (C) the Delivered Energy during such day.

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    AVAILABILITY ADJUSTMENTS.  The partnership is to endeavor in good faith to cause the facility to achieve a Summer Availability Percentage of at least 97% during the Summer Months and an Annual Availability Percentage of at least 97%.

    (a) AVAILABILITY PENALTIES. The Summer Availability Percentage is calculated at the end of the Summer Months and equals the quotient of Summer Output divided by Summer Potential where Summer Output equals the sum of Hourly Output for all Summer Peak Hours and Summer Potential equals the sum of Hourly Potential for all Summer Peak Hours. If the Summer Availability Percentage is less than 87.0%, the partnership shall pay to PECO a Summer Availability Adjustment equal to the product of (1) the positive difference between 97% and the Summer Availability Percentage and (2) 3.34% of the Reservation Payments for that Contract Year. The partnership shall make payment by offsetting all amounts payable by PECO to the partnership during subsequent months until the amount is offset.

    The Annual Availability Percentage is calculated at the end of each Contract Year and equals the quotient of Annual Output divided by Annual Potential where Annual Output equals the sum of Summer Output and Non-Summer Output. Non-Summer Output equals the sum of Hourly Output for all Non-Summer Peak Hours and Annual Potential equals the sum of Summer Potential and Non-Summer Potential. Non-Summer Potential equals the sum of Hourly Potential for all Non-Summer Peak Hours.

    For each hour of each year, Hourly Output and Hourly Potential are determined by categorizing such hour into one of the following categories:

        (1) If (A) Delivered Energy during such hour varies above or below the energy request by more than the specified tolerance and (B) the facility delivers 0 MWh during the immediately preceding hour, Hourly Output shall equal Delivered Energy and Hourly Potential shall equal the energy request.

        (2) If (A) Delivered Energy for such hour varies above or below the energy request by an amount equal to or less than the specified tolerance and (B) the facility produced 0 MWh during the immediately preceding hour, Hourly Output and Hourly Potential shall both equal the "Required Potential," being either the contract capacity for each Summer Peak Hour or the product of Unit capacity and the number of Units on the Unit Call Schedule for each Non Summer Peak Hour.

        (3) If (A) Delivered Energy for such hour varies above or below the energy request by more than the specified tolerance and (B) the facility is reduced to 0 MW during such hour pursuant to an energy request, Hourly Output shall equal Delivered Energy and Hourly Potential shall equal the energy request for such hour.

        (4) If (A) Delivered Energy for such hour varies above or below the energy request by less than the specified tolerance and (B) the facility is reduced to 0 MW during such hour pursuant to an energy request, Hourly Output and Hourly Potential shall both equal the energy request for such hour.

        (5) If (A) Delivered Energy for such hour varies above or below the energy request by more than the specified tolerance and (B) the facility produced more than 0 MWh during the immediately preceding hour, Hourly Output shall equal Delivered Energy and Hourly Potential shall equal Required Potential.

        (6) If (A) Delivered Energy for such hour varies above or below the energy request by an amount equal to or less than the specified tolerance, and (B) the facility produced more than 0 MWh during the immediately preceding hour, Hourly Output and Hourly Potential shall equal Required Potential.

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        (7) If (A) the energy request for an hour is 0 MW but (B) Delivered
    Energy is equal to or greater than 1 MWh, Hourly Output shall be 0 MWh and Hourly Potential shall equal Required Potential.

        (8) If (A) the energy request for an hour is 0 MW and (B) Delivered Energy is 0 MWh, Hourly Output and Hourly Potential shall equal Required Potential.

        (9) If (A) the energy request for an hour is greater than 0 MWh but
    (B) the ability to deliver or consume fuel to or at the facility is prohibited due to a state or federal prohibition on fuel delivery or consumption, Hourly Output and Hourly Potential shall equal Delivered Energy. If 0 MWh of energy can be delivered due to such prohibition, the hour will not be included in calculating Availability Percentages.

        (10) If PECO elects Peak Availability Option #1 and then requests less than the number of Unit hours of energy that it is entitled to request from Units required to be on the Unit Call Schedule during the Non- Summer Months of such year ("Maximum Available Energy Hours"), the difference between the Maximum Available Energy Hours and the number of actual MWhs requested by PECO in such Non-Summer Peak Hours of the Non- Summer Months shall be credited to the partnership at full contract capacity for the purpose of calculating the Annual Availability Adjustment.

    If the Annual Availability Percentage is less than 97.0% but greater than 76.9%, the partnership shall owe PECO an Annual Availability Adjustment equal to the product of (1) the positive difference between 97.0% and the Annual Availability Percentage and (2) 3.34% of the Reservation Payments for that Contract Year. But if the Annual Availability Percentage is less than or equal to 76.9%, the partnership shall owe PECO an Annual Availability Adjustment equal to the sum of (A) 66.8% of the Reservation Payments for that Contract Year and
(B) the product of (a) the positive difference between 76.9% and Annual Availability and (b) 0.432% of the Reservation Payments for that Contract Year. However, the Annual Availability Adjustment for any Contract Year is capped at the Reservation Payments for that Contract Year.

    At the end of the Summer Months of each Contract Year, PECO shall calculate the "Accrued Availability Adjustment," which shall be the Summer Availability Adjustment for the first Contract Year, and the sum of Annual Availability Adjustments which have not been fully rebated to PECO and any Summer Availability Adjustment owed to PECO for all other Contract Years. At such time the partnership shall make Availability Adjustment payments to PECO as follows: if the Accrued Availability Adjustment is less than the available amount of the Acceptable Credit Support provided by the partnership, the amounts payable shall be offset against payments from PECO; and if the Accrued Availability Adjustment exceeds the available amount of the Acceptable Credit Support, the partnership shall pay to PECO an amount equal to such excess over the available amount of the Acceptable Credit Support and payment of the remaining Accrued Availability Adjustment will be made by offsetting all amounts payable by PECO to the partnership during subsequent months, until the amount of payments and offsets by the partnership equals the Accrued Availability Adjustment.

    At the end of each Contract Year, the parties will make Availability Adjustment payments to each other as follows: if the amount of the Summer Availability Adjustment that has been paid exceeds the Annual Availability Adjustment which has not been rebated or otherwise paid to PECO, PECO shall make payment of such difference to the partnership; and if the Annual Availability Adjustment exceeds the amount of the Summer Availability Adjustment that has been paid, the partnership shall make payment to PECO of such difference by offsetting all amounts against amounts payable by PECO, provided that if there is any Accrued Availability Adjustment for the preceding Contract Years which has not been rebated to PECO, PECO shall offset its payment obligation against such Accrued Availability Adjustment. Any Availability Adjustment payable to PECO at the end of the Operating Term shall be paid by wire transfer.

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    (B) AVAILABILITY INCENTIVE. At the end of the Summer Months, if the Summer
Availability Percentage exceeds 97%, PECO will pay to the partnership the "Availability Incentive Payment" calculated as follows. If the Summer Availability Percentage exceeds 97% but the Peak Days Availability is less than 99%, the Availability Incentive Payment shall equal the product of (A) the positive difference between the Summer Availability Percentage and 97%,
(B) 100, and (C) $150,000. If the Summer Availability Percentage exceeds 97% and the Peak Days Availability is 99% or greater, the Availability Incentive Payment shall equal the product (A) the positive difference between the Summer Availability Percentage and 97%, (B) 100, and (C) $500,000. The "Peak Days Availability" is calculated in respect of the availability of the facility in the five days during the Summer Months with the highest On-Peak Energy Prices for such period. The availability is calculated as the sum of all Hourly Output results for the Summer Peak Hours during those five days divided by the sum of all Hourly Potential such hours during such days.

    METERING FACILITIES. PECO shall pay to the partnership 56% of the total amount that the partnership is required to pay Transco with respect to the installation of the natural gas metering facilities, capped at $784,000.

    TESTING CONTRACT CAPACITY. The partnership shall provide PECO with its declaration of capacity for the first Contract Year no later than the scheduled date of Power Purchase Agreement Commercial Operation for the Initial Units. Each subsequent Contract Year (except for last) the partnership shall conduct a capacity test of Units in commercial operation, after which the partnership shall declare capacity for the immediately following Contract Year. If the declared level exceeds the most recent capacity test result, PECO may request a capacity test during the following May and if such test is less than that declared, the capacity for the immediately following Contract Year shall equal the most recent capacity test result.

    The partnership's declared capacity for the first Contract Year must not be less than the product of 150 MW and the number of Units that are in commercial operation. For the second Contract Year, capacity declared by the partnership shall be not less than 875 MW and not more than 950 MW (with such amounts reduced pro rata if less than six Units are in commercial operation). Capacity declared by the partnership for Contract Years after the second Contract Year must be not less than 875 MW and within 50 MW of the then current capacity based on six Units being in commercial operation, with minimum and maximum Contract Capacity adjusted for the number of Units actually in commercial operation.

    EXCLUSIVITY. The partnership shall sell all of the capacity and all of the energy generated by the facility during the Operating Term, net of that required for operation, to PECO at the point of delivery. PECO will purchase such energy and capacity provided it is delivered pursuant to an energy request and in amounts, with respect to an hour, within the greater of 1% of such energy request and 2MWhs ("Energy Delivery Tolerance"). However, at any time when an event of default by PECO is continuing, the partnership may enter into agreements with terms of up to thirty days to sell capacity and/or energy to other parties. The net revenue from such sales will be credited against amounts payable by PECO to the partnership.

    MAINTENANCE. The partnership shall cause the completion of all scheduled maintenance for each major item of equipment between March 15th and May 15th or between October 1st and November 30th each year. However, twice during the Operating Term, the partnership may, following one years' advance notice, extend these periods to March 1st to May 31st and October 1st to November 30th.

    On or before April 1st of each year, the partnership is to provide PECO with a plan for scheduled outages for the next five years. The scheduled outages for the immediately following year shall be binding on the partnership but merely estimates for the other years. The start date or end date of a

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scheduled outage may be shifted up to seven days following notice to PECO provided that the end date of such scheduled outage does not occur after the specific periods permitted for such outages.

    If a scheduled outage extends beyond the specific period permitted for such outage, such outage will be deemed a Forced Outage when calculating the Availability Percentages unless PECO states in response to a written request by the partnership for such a statement that it would not have dispatched such Units during the extension. The partnership shall not be entitled to require any supporting documentation from PECO if PECO is unwilling to provide such a statement. If the facility cannot fulfill an energy request due to a forced outage, the partnership shall have the right, with at least 6 hours prior notice, to request PECO to accept and purchase replacement energy.

    OPERATION. On or before April 15 of the first year of operation for the Initial Units, and each year during the Operating Term, PECO shall elect Peak Availability Option #1 whereby PECO shall be entitled to request energy for 16 hours of each day of the Summer Months or Peak Availability Option #2 whereby PECO shall be entitled to request energy (A) for 20 hours on each Monday through Friday, and (B) for 16 hours on each Saturday and Sunday. If PECO elects Peak Availability Option # 1, PECO shall be required to place Units on the Unit Call Schedule from the facility during the Non- Summer Months for a minimum of the lesser of 2091 Unit hours, or the number of hours allowed by the air permit.

    During the Summer Peak Hours and the Non-Summer Peak Hours of December, January and February, the partnership shall make all Units in commercial operation available for dispatch by PECO. The partnership shall make 4 Units available for dispatch by PECO during the Non-Summer Peak Hours in the months of October, November, March, April and May (the "Shoulder Months"), unless only the Initial Units or Final Units have reached commercial operation, in which case the partnership shall make 2 Units available. The partnership shall provide PECO with an Availability Schedule.

    PECO shall provide the partnership with a Unit Call Schedule for each Unit for each day. PECO must place all Units in commercial operation on the Unit Call Schedule for each Summer Peak Hour but is not required to place all Units in commercial operation on the Unit Call Schedule during each day of December, January and February. PECO may place up to four Units in commercial operation on the Unit Call Schedule during each day of the Shoulder Months. PECO may designate the number of Units to be in standby mode during each day of the Non-Summer Months.

    FUEL. PECO is solely responsible for procuring and transporting the fuel. PECO shall maintain all fuel oil delivery permits. The partnership takes title to all fuel at the delivery point.

    BILLING. Each day during the Operating Term, PECO will give to the partnership a daily confirmation letter confirming all the information needed to calculate the Annual Output and Annual Potential for each hour of such day. The partnership countersigns the letter but if there is a dispute the parties are to use good faith effort to resolve the dispute within 5 days. An escrow account shall be established and the disputed amount shall be paid into said account if either party disputes a statement. Amounts expected to exceed $7,500,000 shall not be subject to arbitration. Interest shall be paid upon amounts not paid when due. See "Power Purchase Agreement Disputed Payments Agreement" below.

    After the end of each month, the partnership shall deliver to PECO a monthly statement detailing the information from the daily confirmation letter and all other information necessary to calculate the payment. At the end of the Summer Months and the Contract Year, PECO shall give to the partnership a statement showing the Availability Adjustment and any Availability Incentive Payment.

    TERMINATION, CURE AND EVENTS OF DEFAULT. If any event of default is not cured within the relevant cure period or if any party wrongfully repudiates the Power Purchase Agreement and fails to withdraw such repudiation, then the other party may immediately terminate the Power Purchase Agreement. However, PECO agrees not to terminate the Power Purchase Agreement pursuant to a default by the

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partnership until it first provides written notice of such default to the financial institutions and affords the financial institutions an opportunity to cure.

    The partnership's events of default include the following: abandonment of the construction of the facility for any period in excess of 60 consecutive days, abandonment of the operation of the facility for any period in excess of 10 consecutive days; a material breach of the partnership's representations, warranties or covenants; various bankruptcy related events; or any other material breach by the partnership of any material provision. However, the failure of the partnership to deliver the amount of energy requested or to have the number of Units available on the Availability Schedule under the Power Purchase Agreement or of the facility to achieve an expected heat rate, do not constitute events of default.

    PECO's events of default include the following: failure to make any payment to the partnership when due, provided, however, that the failure by PECO to make payments due to the partnership up to an aggregate limit of $7,500,000 do not constitute an event of default if such amount is disputed in good faith and is deposited by PECO into an escrow account; a material breach of any of PECO's representations or warranties; various bankruptcy related events; or any other material breach by PECO of any material provision. See "Power Purchase Agreement Disputed Payments Agreement" below.

    For the partnership abandonment defaults, the partnership has fifteen days from the receipt of such notice to cure. For all other partnership and PECO defaults (except for a payment default by PECO), the defaulting party has sixty days from the receipt of such notice to cure such default, provided that if the default cannot be cured within the said sixty days, the defaulting party may provide the non-defaulting party with a plan for the appropriate actions which the defaulting party must diligently pursue.

    The financial institutions are permitted to cure non-monetary defaults by the partnership within 75 days and monetary defaults within 30 days in each case after receipt of such notice or of the termination of the partnership's right to cure, whichever is later. In addition, the financial institutions may cure by assuming, or causing the assumption of the partnership's rights and obligations under the Power Purchase Agreement, however, no transfer of rights can take place if such entity, in PECO's reasonable judgment, (1) does not possess a satisfactory level of experience in electric power facility operations or
(2) is one of three parties which PECO is permitted to name as a competitor. The party assuming the Power Purchase Agreement has forty-five days from the effective date of such assumption to cure the material breach or default or if the default is a non-monetary default or such longer period as is required so long as the party who assumes the Power Purchase Agreement has commenced and is diligently pursuing appropriate action to cure such default.

    However, the above cure periods are limited to twelve months if the default is a non-monetary default (except that the partnership or the financial institutions may extend cure rights beyond twelve months by posting an additional $10,000,000 in credit support), or four months if the default is a monetary default, from the date of written notice of the default to the financial institutions.

    PECO shall not be entitled to assert any termination rights in respect of a failure to have Units on the Availability Schedule, failure to achieve the expected heat rate or failure to comply with an energy request. In such event, PECO's exclusive remedy is to recover Availability Adjustments and Fuel Adjustment Payments. This limitation on damages only applies to failures that cause the partnership to be unable to deliver amounts of energy that are or may be requested by PECO and not to any other material breach of any material provision independent of shortages in the amount of energy delivered or available for delivery.

    ASSIGNMENT. Neither party may assign the Power Purchase Agreement without the prior written consent of the other but if PECO sells or otherwise transfers its power marketing business, PECO may assign the Power Purchase Agreement without the partnership's consent if
(1) the buyer or transferee has a senior unsecured public debt rating by Moody's or S&P or a successor thereof that is not lower than PECO's comparable unsecured Senior Debt rating at the time of such transfer and (2) such rating organization shall have confirmed that such rating shall remain in effect following the buyer's or transferee's assumption of the Power Purchase Agreement. The Power Purchase Agreement may not be transferred to any purchaser of the facility upon foreclosure by, any party which is (1) a Competitor or (2) in PECO's reasonable judgment does not possess a satisfactory level of experience in electric power facility operations.

    LIMITATIONS OF LIABILITY AND INDEMNIFICATION. Neither party shall hold the other liable for any claims and expenses on account of bodily injury to the personnel of or damage to property, occurring in connection with a party's performance under the Power Purchase Agreement except for any liability or loss because of bodily injury or property damage arising out of or in connection with PECO's or the partnership's, respective performance of the Power Purchase Agreement; except that neither shall be obligated to indemnify the other for injury or damage caused by the negligence or willful misconduct of the other party.

    The partnership releases PECO, its successors and assigns from all claims from any force majeure (but not from damages otherwise recoverable under the Power Purchase Agreement), operation of the facility in parallel with local utility's electrical systems, transfer, transmission, use or disposition of energy delivered prior to its delivery to PECO at the applicable delivery point, transportation, handling, use, or disposition of all fuel to be fired at the facility after it is delivered to the partnership at the delivery point. PECO releases the partnership and its successors from all claims resulting from any force majeure (but not from damages otherwise recoverable under the Power Purchase Agreement), operation of the facility in parallel with the local utility's electric systems, transfer, transmission, use or disposition of energy after it is delivered to PECO at the applicable delivery point; interruption, suspension or curtailment of delivery of power to the local utility' electric systems caused by the local utility' electric systems; or transportation, handling, use, or disposition of all fuel to be fired at the facility prior to it being delivered to the partnership.

    DISPUTE RESOLUTION. In the case of a dispute between parties as to the selection of an alternative publication or index as a basis for the Daily Gas Price, capacity and tests or the monthly statement, a single arbitrator will resolve the dispute. The arbitrator will be chosen jointly by the parties and, after each of the parties independently presents a "final offer" with supporting rationale, the arbitrator will select either the position of the partnership or PECO. If the parties fail to choose an arbitrator one will be chosen by the AAA under the Commercial Arbitration Rules of the AAA. Arbitration proceedings will be resolved within 30 days after the appointment of the arbitrator. If, after 30 days, a decision has not been made either party can void the appointment of the arbitrator and elect to have a new arbitrator appointed.

    COVENANTS. The partnership covenants to: comply with all material applicable laws; use prudent utility practice to maximize satisfaction of energy requests and to end any forced outage; promptly comply with procedures to obtain access to insurance proceeds if there is a casualty; ensure that the O&M contractor is not when the contract is entered into, a Competitor and that the O&M contract contains a covenant that the O&M contractor shall not undertake the sale, brokering or marketing of electrical energy or capacity and any affiliate of the O&M Contractor (that is not an affiliate of the partnership) shall not conduct business in the ordinary course from the same offices used by an affiliate of the O&M contractor that is engaging in the sale, brokering or marketing of electrical energy or capacity; use commercially reasonable efforts to maintain the air permit without any adverse modification; and at no cost, act in good faith to assist PECO with the maintenance of permits regarding fuel oil delivery and to notify PECO of any proposal to modify such permits. The partnership also covenants: not to consent to modifications to the air permit that adversely affect various rights of the partnership, unless the failure to so agree, would result in adverse effects at least as severe as those resulting from the modification; and until termination and except as specifically provided with respect to replacement energy, not to negotiate with any other party with respect to the purchase of any fuel for the facility or the sale of any capacity and energy or ancillary products to be produced by the facility.

    PECO covenants to: enter into a consent to assignment to the financing institutions and to provide an opinion of counsel, request energy in good faith and to cooperate with the partnership to limit dispatch of the facility at levels that are not economically efficient, provided that PECO shall not be required to incur any economic loss or cost in avoiding dispatch at uneconomic levels. PECO at the partnership's sole cost, will cooperate with its efforts to claim and benefit from any pollution allowances or credits related to the facility.

    The parties covenant to: cooperate in good faith in all reasonable respects in matters involving the construction of the facility, the interconnection facilities, and the metering equipment, and in the operation of thereof; act, in all reasonable respects, in good faith toward the other and when dealing with governmental regulatory bodies.

    SECURITY. The partnership shall maintain acceptable credit support or cash collateral of $15,000,000 to be delivered on the earlier to occur of financial closing or January 1, 2000 and an additional $10,000,000 to be delivered on April 1, 2001. Up to the full $25,000,000 of total acceptable credit support may be drawn upon by PECO if the partnership has failed to pay amounts due under the Power Purchase Agreement.

    FORCE MAJEURE. "Force Majeure," as used in the Power Purchase Agreement, includes, but is not restricted to, failure or threat of failure of facilities (excluding such causes by the partnership or the EPC Contractor's failure to comply with Prudent Utility Practice), flood, earthquake, storm, fire, lightning, Acts of God, explosions etc. A party is not required to settle any strike, lockout, workout stoppage, etc. Force majeure shall not include changes in market conditions, lack of finances, or an inability to accept power due to transmission constraints. Each party releases the other from any and all claims, loses, harm resulting from any force majeure. Dates established under the Power Purchase Agreement will be adjusted, within specific limits, due to the extent a party is not able to meet such date due to a force majeure.

    CHOICE OF LAW. The Power Purchase Agreement is governed by and construed under the laws of the State of Georgia, regardless of the conflicts of laws provisions of such laws.

    CONFIDENTIALITY. The parties agree to keep all information relating to the Power Purchase Agreement confidential except for disclosure to certain parties after receipt of a confidentiality agreement, and except for disclosures as required by any law. The partnership shall keep confidential notices of energy requests and any intra-day adjustments of energy to be delivered from the power marketing groups of (a) Tenaska, Inc. (b) any affiliate of Tenaska, Inc. or
(c) any partners. However, the partnership may, after the bill for such month has been issued, provide to the partners information on the aggregate amount of energy delivered to each delivery point.

              POWER PURCHASE AGREEMENT DISPUTED PAYMENTS AGREEMENT

    The partnership and PECO have agreed to the form of the Power Purchase Agreement Disputed Payments Agreement which would be entered into among the partnership, PECO and the Collateral Agent in the event of a Power Purchase Agreement dispute. The following is a summary of the terms provided in this form.

    ESTABLISHMENT OF THE ACCOUNT. The Collateral Agent agrees to accept all amounts and Permitted Investments received or held by the Collateral Agent pursuant to the Disputed Payments Agreement and to promptly deposit into the Power Purchase Agreement Disputed Payments Account. The Power Purchase Agreement Disputed Payments Account is in the name of the Collateral Agent for the benefit of the Senior Parties and all amounts in the account, and the Permitted Investments, registered in the name of the Collateral Agent or credited to another account maintained by and in the name of the Collateral Agent. Unless specially endorsed to the Collateral Agent, no amounts or other property credited to the Power Purchase Agreement Disputed Payments Account will be registered in the name of or payable to the partnership or PECO. All of the partnership's rights, title and interest, in and to such amounts and Permitted Investments held in or credited to the Power Purchase Agreement Disputed Payments Account constitute a part of the Collateral and not part of the Indebtedness.

    SECURITY INTEREST. As collateral security for the prompt payment and performance of the partnership's obligations owing to any of the Senior Parties under the Financing Documents, the partnership transfers and grants to the Collateral Agent a lien on and security interest in and to all of the partnership's rights under the Power Purchase Agreement Disputed Payments Account and all investments, Permitted Investments, all security entitlements and any other property at any time deposited in or credited to the Power Purchase Agreement Disputed Payments Account.

    The Collateral Agent has the right to debit the Power Purchase Agreement Disputed Payments Account to the extent of any and all fees owing to the Collateral Agent directly related to the Collateral or the Collateral Agent's duties. If the Collateral Agent obtains a security interest in the Collateral or any security entitlement credited thereto, the Collateral Agent such security interest subordinated to the security interest of the Senior Parties.

    The Collateral Agent's powers are not affected by the bankruptcy of the partnership or PECO or the lapse of time. The obligations of the Collateral Agent continue until the termination of the Financing Documents.

    DOMINION AND CONTROL OF THE ACCOUNT, FUNDS, AND PERMITTED INVESTMENTS. The Collateral Agent has exclusive possession of and sole control and dominion over the Power Purchase Agreement Disputed Payments Account. The partnership and PECO have no right to withdrawal amounts from the Power Purchase Agreement Disputed Payments Account, but merely to direct and authorize the Collateral Agent to deposit and withdraw funds from the Power Purchase Agreement Disputed Payments Account.

    Pending disbursement of funds held in the Power Purchase Agreement Disputed Payments Account such funds are to be invested and reinvested in Permitted Investments at the risk and expense of the partnership and PECO. The Collateral Agent will follow the instructions of authorized officers of the partnership and PECO, but shall not be liable for any loss resulting from investments made under instructions from the partnership or PECO. If the Collateral Agent is not so instructed, amounts on deposit in the Power Purchase Agreement Disputed Payments Account will be invested and reinvested in Permitted Investments and then liquidated at the risk of the partnership and PECO. Interest paid or other earnings made on Permitted Investments are to be credited to the Power Purchase Agreement Disputed Payments Account. The Collateral Agent is not liable for any loss, except if such loss is the result of gross negligence or willful misconduct or for special, indirect or consequential loss or damage of any kind whatsoever.

    If cash is required to be disbursed, and no cash is available in the Power Purchase Agreement Disputed Payments Account, the Collateral Agent is authorized to cause Permitted Investments to be liquidated into cash in such manner the Collateral Agent deems reasonable.

    DISTRIBUTION FROM THE ACCOUNT. Upon receipt of a withdrawal certificate stating that (a) PECO and the partnership have reached a satisfactory resolution of their dispute with respect to the Power Purchase Agreement Disputed Payments, or (b) an arbitration award or court order has been issued with respect to the Power Purchase Agreement Disputed Payments, the Collateral Agent shall transfer the relevant amount of the Power Purchase Agreement Disputed Payment, together with any interest on or earnings from Permitted investments, to the Revenue Account if for the account of the partnership or to such accounts as designated by PECO if for the account of PECO. PECO shall promptly deposit all Power Purchase Agreement Disputed Payments into the Power Purchase Agreement Disputed Payments Account at the time it disputes any amount.

    EXPENSES; INDEMNIFICATION; FEES. The partnership agrees to pay all of the Collateral Agent's out-of-pocket expenses, and agrees to indemnify the Collateral Agent from and against all claims, losses, liabilities and expenses resulting from the Power Purchase Agreement Disputed Payments Agreement.

    GOVERNING LAW. The Power Purchase Agreement Disputed Payments Account is governed by and construed under the laws of the State of New York, regardless of the conflicts of laws provisions of such laws.

                                  EPC CONTRACT

    The partnership and the EPC Contractor are parties to an Engineering, Procurement and Construction Agreement on a fixed-price basis, which provides for the EPC Contractor to perform services in connection with the design, engineering, procurement, site preparation, civil works, construction, start-up, training and testing, and to provide all materials, equipment (excluding operational spare parts), machinery, tools, construction fuels, utilities, labor, transportation, administration and other services and items (collectively, the "Work") for the facility.

    SCOPE OF WORK. The EPC Contractor shall furnish the design and engineering for the facility and the facility site, including the preparation of all technical and design drawings and plans, with design and engineering that meet the requirements of the EPC Contract and are prepared and implemented under applicable laws, Applicable Insurance Policies and Good Utility Practice. In addition, the EPC Contractor shall:

    - furnish all labor, supervision, construction utilities, and tools necessary to procure for, construct, direct and support start-up of the facility;

    - correct all Work that fails to conform to the requirements of the EPC Contract and any Defects relating to the facility or the Work under the EPC Contract;

    - be solely responsible for dealing with, coordinating and handling all communications, negotiations and resolutions of disputes concerning all Equipment or other matters related to the Work with all Subcontractors and Lower-tier Subcontractors and bear full responsibility for any part of the Work accomplished by Subcontractors and Lower-tier Subcontractors and for the acts and omissions of Subcontractors and Lower-tier Subcontractors;

    - replace or repair any inadequate, nonconforming, damaged or defective Equipment or Work during construction;

    - supervise and direct the Work;

    - bear responsibility for keeping the Work on schedule;

    - make timely status reports to the partnership;

    - pay Subcontractor in a timely manner;

    - bear sole responsibility for and have control over Subcontractors, labor, construction means, materials, material suppliers, methods, techniques, sequences, and procedures as well as supervising and directing all portions of the Work;

    - bear responsibility for carrying out its obligations so that each of the Units and the facility operate safely and in compliance with all applicable laws and in full satisfaction of all operating requirements set forth in the EPC Contract;

    - procure all Equipment, and provide the partnership with a list of spare parts for such Equipment, whereupon the partnership shall purchase all such spare parts prior to Commercial Operation of the Final Units (risk of loss will remain with the EPC Contractor for spare parts until they are delivered to the Operator at or before the Commercial Operation date of the final Unit);

    - as part of the Guaranteed Lump Sum Price, secure and pay for all necessary permits, except for any Department of Energy permits, zoning, subdivisions or similar permits, and those environmental permits described in the EPC Contract;

    - complete the Work in a good and workmanlike manner under the construction practices used by a prudent construction contractor, so to enable the partnership, without modification of the Work, to meet its Power Purchase Agreement obligations;

    - provide engineers to support the partnership's operator training program; and

    - bear responsibility for all site preparation for the facility site.

    Notwithstanding the preceding two sentences, the EPC Contractor shall have no greater responsibility to the partnership for compliance with applicable laws with respect to Equipment supplied or services performed pursuant to the Turbine Contract, than General Electric has to the EPC Contractor, as assignee of the Turbine Contract, for such Equipment supplied and service performed pursuant to the Turbine Contract.

    GUARANTEED LUMP SUM PRICE AND PAYMENT. The partnership shall pay the EPC Contractor for its performance of the EPC Contract a Guaranteed Lump Sum Price, which includes payments made under the Turbine Contract and the EPC Contractor's Fixed Price, subject to adjustment under the EPC Contract. The EPC Contractor shall use reasonable efforts to consume not more than a set specified amount of fuel during the performance of the Work through the date of Commercial Operation of the last Unit to achieve Commercial Operation. The EPC Contractor is responsible for the payment of all sales and use taxes with respect to any purchases made by the EPC Contractor in order to perform the Work, except as otherwise provided in the EPC Contract.

    The Guaranteed Lump Sum Price shall be invoiced and paid on a monthly basis. The EPC Contractor shall submit to the partnership a report of the progress and status of the Work on a monthly basis. The partnership will pay General Electric, either directly or jointly with the EPC Contractor, the amount due under the Turbine Contract. All amounts paid to General Electric by the partnership shall be credited against the Turbine Contract portion of the Guaranteed Lump Sum Price. The partnership will also pay the respective vendors of the Designated Equipment, either directly or jointly with the EPC Contractor, the amount due under the Designated Contracts.

    The partnership will have twenty-five days to approve each invoice and pay the EPC Contractor a progress payment, not including any amounts due pursuant to the Turbine Contract or Designated Contracts, of ninety-five percent (95%) of the amount specified in such invoice to be due to the EPC Contractor, not including any amounts due pursuant to the Turbine Contract or the Designated Contracts, the remaining five percent (5%) of such amount to be Retainage. Additionally, the partnership has the right to withhold 150% of the amount of any lien filed against the facility or the facility site from the monthly progress payments, until such lien is removed. All progress payments are subject to deductions by the partnership for:

    - overpayments;

    - liquidated damages due the partnership under the EPC Contract;

    - such amount as the partnership reasonably determines to be the cost of remedying any defective, nonconforming or nonperformed Work;

    - amounts subject to good faith disputes;

    - the cost of any loss or damage to the partnership caused by the EPC Contractor; and

    - any amounts due to the partnership or other indemnified parties pursuant to the EPC Contract indemnification provisions. In the event of a dispute, the parties shall continue to perform under the EPC Contract, and shall resolve such dispute in good faith under the provisions set forth in the EPC Contract.

    CHANGE ORDERS. After receipt of notice from the EPC Contractor of an Unforeseen Condition which will increase or decrease the cost of the Work or the facility by more than $40,000 or cause a delay in the Scheduled Date of Commercial Operation, the partnership shall issue a change order adjusting the Guaranteed Lump Sum Price or extending the Scheduled Date of Commercial Operation, as appropriate. The total dollar amount for all Change Orders due to Unforeseen Conditions shall not exceed $1,500,000. In addition, if a change in the law or in any applicable insurance policy materially changes the Work and materially increases or decreases the EPC Contractor's cost of performance under the EPC Contract, a change in the Work or Scheduled Date of Commercial Operation of a Unit may be approved by the partnership.

    There shall be no extension of the Scheduled Date of Commercial Operation of a Unit except as a result of partnership Caused Delay, a Force Majeure event, or a Change Order where the EPC Contractor:

    (1) demonstrates that such delay, event or order will proximately cause the EPC Contractor to fail to achieve Commercial Operation by the Scheduled Date of Commercial Operation and specifies the number of days of expected delay;

    (2) demonstrates that it will use all reasonable efforts to maintain the Scheduled Date of Commercial Operation; and

    (3) explains the specific actions it will take to work around or mitigate the impact of the delay, event or order on the Scheduled Date of Commercial Operation.

    Unless otherwise agreed, in the event of a partnership Caused Delay, a Force Majeure event or Change Order, the Scheduled Date of Commercial Operation shall be extended by the number of days specified by the EPC Contractor as set forth in clause (1).

    If the partnership fails to obtain permits or licenses identified in the EPC Contract when required, or fails to maintain such permits or licenses in force (unless such failure is caused by the EPC Contractor), the partnership shall have ten days in which to cure such failure, and if the partnership does not cure such failure, the EPC Contractor shall be entitled to a Change Order to the extent that such failure materially increases the EPC Contractor's cost of performance, or entitles the EPC Contractor to an extension of the Scheduled Date of Commercial Operation. To the extent any Change Order affects the Equipment or services furnished under the Turbine Contract, General Electric must approve such Change Order.

    PARTNERSHIP'S RESPONSIBILITY.  The partnership shall, at its own expense:

    - provide, "as is," the facility site described in the EPC Contract;

    - apply for and obtain the permits and licenses necessary in the prosecution of the Work or the operation of the facility as listed in the EPC Contract;

    - pay all taxes associated with income or earned surplus generated by the facility or facility site, as well as all real property taxes or personal property taxes levied on the Equipment, facility, facility site and all components thereof;

    - be responsible for the portion of sales and use taxes as provided in the EPC Contract;

    - provide access to the facility site so as to allow Contractor to perform the Work;

    - furnish qualified operating and maintenance personnel to operate and maintain the facility;

    - provide start-up and operating fuels, turbine lube oil for flushing and initial fill, bulk CO(2)and hydrogen for generator purge and cooling, bulk CO(2)and FM 200 for the turbine fire protection systems, and bulk water treatment chemicals;

    - pay for any start-up power off the permanent auxiliary transformer for the permanent Equipment;

    - make available spare parts under the EPC Contract;

    - provide and pay for tools, materials and supplies for normal maintenance of the System after the partnership issues a Certificate of Mechanical Completion for such System;

    - provide sufficient water (excluding water used for construction) and access to wastewater disposal to permit normal and continuous operation of the facility;

    - supply tools, backfeed power, water supply, and natural gas supply;

    - provide for acceptance of electric power when necessarily requested by the EPC Contractor; and

    - use reasonable efforts to operate the facility after the Date of Commercial Operation so as to permit the EPC Contractor to expeditiously complete the Work.

    PARTNERSHIP'S REVIEW. The partnership has the right throughout the term of the EPC Contract to review and to designate others (including the Independent Engineer) to review all Drawings and to inspect Work at all stages at the facility site, the EPC Contractor's premises and the Subcontractors' premises. The EPC Contractor shall afford reasonable access to the facility site to the Independent Engineer, and to others designated by the partnership, for the necessary servicing, maintaining, modifying, or upgrading of the land or facilities located thereon.

    DESIGN AND OPERATING REQUIREMENT. The EPC Contractor shall meet all the requirements and specifications applicable to the Work under the Power Purchase Agreement and the Interconnection Agreements, and the facility shall be designed and constructed so as to meet or exceed the PECO Test requirements.

    WARRANTIES.

    ENGINEERING, DESIGN AND PERFORMANCE WARRANTIES. The EPC Contractor warrants to the partnership that:

    - the Work, the facility and the engineering and design of the facility will meet the requirements of the EPC Contract and be under applicable laws, Applicable Insurance Policies and Good Utility Practice;

    - it will use best efforts to obtain Subcontractor warranties of twenty-four months running in favor of the partnership, and in no event will Subcontractor warranties for engineered Equipment be for less than a period of the greater of twelve months after the date of commercial operation or eighteen months after the Scheduled Date of Commercial Operation (as originally determined without any extentions otherwise applicable to such date);

    - the performance of various Equipment will meet or exceed the performance requirements set forth in the EPC Contract;

    - the Systems will be designed and constructed so as not to interfere with or limit the performance of the Equipment to meet the requirements set forth in the EPC Contract; and

    - the Units and the facility will meet the EPC Contract's specified performance warranties.

    EQUIPMENT WARRANTIES.  The EPC Contractor warrants to the partnership that:

    - all Equipment will be new, in strict accordance with specifications, applicable laws and Good Utility Practice, free of Defects in material and workmanship, be Year 2000 compliant and suitable for use under the climatic and range of operating conditions as set forth in the EPC Contract;

    - the facility will be fit for the intended purposes as described in the EPC Contract;

    - it will execute, submit and otherwise fulfill all obligations connected with Subcontractor warranty documents; and

    - for the length of the warranty period set forth in the EPC Contract, administer, litigate and process any disputes, disagreements or claims with the person issuing such warranty concerning the breach thereof; cooperating with and allowing the partnership to participate in all decisions which materially affect the partnership or the operation of the facility. The warranties of the EPC Contractor with respect to Work or Equipment supplied pursuant to the Turbine Contract will be the same as the warranties provided pursuant to the Turbine Contract, including the warranty limitation set forth in the Turbine Contract concerning "collateral damage" as defined therein, provided that if the EPC Contractor recovers all or part of the costs of such "collateral damage" from General Electric under any other provision of the Turbine Contract, the EPC Contractor shall, to the extent of such recovery, be responsible for correcting such "collateral damage."

    OTHER WARRANTIES.  The EPC Contractor warrants:

    - during all Acceptance Testing, (A) that when operating the combustion turbines under manufacturers' requirements, that the hourly average air emissions for each Unit and the facility as a whole will not exceed the values set forth in the permits attached to the EPC Contract, (B) the facility's water discharge during operation will meet the requirements of the EPC Contract, and (C) the operation of the Units and the facility will meet the applicable noise emission requirements set forth in the EPC Contract;

    - the facility will be designed and completed in a manner such that operation of the facility will not result in a revocation or suspension of its status as an Exempt Wholesale Generator; and

    - upon transfer of title, the partnership will have title to all Work free and clear of claims and liens of all Persons (other than the interest of the Development Authority pursuant to the offering of the bonds).

    Except as otherwise provided in the EPC Contract, the EPC Contractor is obligated for all warranties described above for each Unit for periods specified in the EPC Contract. The warranties of General Electric under the Turbine Contract apply to defects that appear prior to Substantial Completion and during certain set periods specified in the Turbine Contract. Where any item of Equipment supplied by General Electric is used with more than one Unit, the warranty on such item is for the same period as the warranty on the Unit with which it is first used. Subject to some overall limitations (as described below in LIMITATION OF LIABILITIES), the Warranty Period for a Unit will be extended on a day-for-day basis for any period of time in excess of ten days that a Unit is not capable of operating due solely to a warranty claim attributable to General Electric. The number of days of

Warranty Period extension will be counted as those days in excess of ten between
(1) the date the Unit is removed from service, or unable to return to service, solely due to a warranty nonconformity for which General Electric is responsible; and (2) the date the corrective work is complete and the EPC Contractor advises General Electric that the Unit is available for return to service.

    The EPC Contractor is obligated for the warranty period from the date of Commercial Operation of the last Unit on some equipment which enters service with the Initial Units. All partnership warranties under the Turbine Contract will be assigned to the partnership immediately following Commercial Operation.

    The warranties and remedies for each warranted item described above will be inoperative with respect to a Defect in such warranted item if:

    - such Defect in such warranted item is caused by the partnership's failure to operate and maintain the warranted item in conformance with applicable operating and maintenance instructions or under generally accepted operating practices of the electric power producing industry;

    - the warranted item is materially altered without the written consent of the EPC Contractor and the alteration causes such Defect in such warranted item; or

    - the EPC Contractor requests operating and maintenance data from the partnership with respect to a defective warranted item and the partnership fails to provide the EPC Contractor with reasonable access to it.

    The EPC Contractor shall have no warranty responsibility for:

    - any repairs, adjustments, alterations, replacement or maintenance that may be required resulting from normal corrosion, erosion or wear and tear; or
      (ii)

    - any Defect in a computer program or portion thereof, which has been modified (excluding revisions typically allowed by the manufacturer) without the written consent of the EPC Contractor.

The limitations set forth above shall not limit or modify the warranties set forth in the Turbine Contract. With respect to all warranties and rewarranties made by General Electric pursuant to the Turbine Contract, all of which are incorporated by reference into the EPC Contract, the EPC Contractor has the primary, separate and direct obligation to the partnership for such warranties and rewarranties; provided, however, that as between the partnership and the EPC Contractor, the EPC Contractor does not have the benefit of any conditions, exclusions or exceptions to such warranties and rewarranties under the Turbine Contract or the EPC Contract which arise as a result of the actions or failures to act of the EPC Contractor (including actions or failures to act of Subcontractors other than General Electric and Lower-tier Subcontractors), including any breach by the EPC Contractor of the standards of performance set forth for Buyer in the Turbine Contract or for the EPC Contractor in the EPC Contract.

    PARTNERSHIP'S RIGHT TO CURE WORK AND SET OFF. If the EPC Contractor fails, refuses or neglects to make any required payment related to the Work or perform any of its obligations and fails to commence in good faith and with due diligence to remedy any such non-payment or non-performance within 72 hours after notification, the partnership may make such payment or perform such act at the expense of the EPC Contractor. The partnership has the right to set off any claim of the partnership for liability of the EPC Contractor arising under the EPC Contract against any debt or obligation of the partnership to the EPC Contractor arising under the EPC Contract.

    MECHANICAL COMPLETION; FUNCTIONAL TESTING. Mechanical Completion shall be achieved when the EPC Contractor determines that a particular System, Unit or
Phase:

    - has been assembled, constructed or completed under the Drawings;

    - has successfully passed checkout and System Testing for Mechanical Completion (including functional testing of all components of the System) and necessary non-performance testing;

    - is sufficiently identified, including all records or other documents pertaining to the assembly or construction of the System; and

    - is ready for Functional Testing.

    After the EPC Contractor notifies the partnership in writing that the System, Unit or Phase is mechanically complete ("Notice of Mechanical Completion"), the partnership shall set forth either (1) an indication that the particular System, Unit or Phase appears to be mechanically complete, except for Punch List items ("Mechanical Completion"); or (2) rejection of the particular System, Unit or Phase as mechanically complete. Upon receipt by the EPC Contractor of the partnership's rejection, it shall take immediate action and proceed with due diligence and in good faith to remedy the conditions described in such rejection. Such procedure shall be repeated until Mechanical Completion of the facility has been achieved.

    Functional Testing of a Unit or a critical System may proceed upon Notice of Mechanical Completion of such Unit or System and verification by the partnership that Functional Testing may proceed, provided that such critical System shall have its control systems tested for efficient operation prior to the commencement of such Functional Testing. Prior to the commencement of Functional Testing, the EPC Contractor shall complete and the partnership shall approve all written operating procedures, maintenance manuals and operator training as set forth in the EPC Contract.

    Notwithstanding the issuance of a Certificate of Mechanical Completion by the partnership with respect to a System or a Unit, prior to Commercial Operation, the operation and maintenance of the System or Unit shall be under the direction and control of the EPC Contractor through the its start-up manager. On the date on which Commercial Operation of a Unit occurs, control of the operation and maintenance of the Unit and risk of loss to such Unit shall transfer from the EPC Contractor to the partnership.

    ACCEPTANCE TESTING. The EPC Contractor will develop specific test procedures and submit them at least 90 days prior to the start of Acceptance Testing to the partnership and the Independent Engineer for review and, if necessary, revision. Before Acceptance Testing begins, each of the Unit's systems must have achieved Mechanical Completion (with the exception of Punch List items), and all Functional Testing must have been performed. The Unit must also be available for normal and continuous operation, all necessary permits must have been obtained, and each Unit's CEMS instrumentation must have been calibrated. The partnership, the Construction Lender, the Independent Engineer, PECO and others will be notified before Acceptance Testing begins and given the opportunity to witness the tests.

    The Acceptance Testing will entail testing by the partnership to confirm that each Unit and the facility meet its requirements under the EPC Contract, as well as PECO Tests to confirm that the partnership's obligations under the Power Purchase Agreement can be met. The net power output and the net heat rate will be measured for the entire facility, as well as for each Unit. Emissions tests will be performed to determine whether each Unit complies with air permit requirements.

    The EPC Contractor remains liable for liquidated damages for each Unit until that Unit passes each of the previously mentioned tests and is ready for Commercial Operation. However, the EPC

Contractor will not be liable for additional schedule liquidated damages for a Unit, provided the following are satisfied:

    - the EPC Contractor notifies the partnership that although the Unit has not met the net power output and net heat rate guarantees, it passed each of the other tests and has achieved the Interim Performance Requirements for net power output and net heat rate;

    - corrective actions and retesting of the Unit will not interfere with the normal and continuous operation of the Unit during the 180 days after notice; and

    - the EPC Contractor immediately pays liquidated damages for any delay up to the date of notice plus liquidated damages for performance based on the results of the most recent tests, subject to deferral of some or all of the performance liquidated damages to the extent that there is a deferral of performance liquidated damages under the Turbine Contract.

    Upon satisfaction of the foregoing conditions the EPC Contractor will use all reasonable efforts to ensure that the Unit will achieve the Unit Output Requirement and the Unit Heat Rate Requirements, while satisfying the CEMS Requirements (1) until the Unit Output Requirement and the Unit Heat Rate Requirements have been achieved while satisfying the CEMS Requirements and/or
(2) until the later of (a) the 181st day after notice was given and (b) the end of the first two consecutive non-peak months after the date notice was given, whichever occurs first (the "Retest Period"). If, by the end of the Retest Period, the Unit satisfies the CEMS Requirements, and improvement in the net power output and net heat rate for such Unit is achieved, the partnership is required to refund any liquidated damages paid relating to that improvement. If, by the 181st day, CEMS Requirements are met but the Unit Output Requirement and Unit Heat Rate Requirements for such Unit are not, the partnership may terminate retesting, and liquidated damages will be determined based on the most recent test results.

    The EPC Contractor is required to pay modified liquidated damages if, due to the EPC Contractor's changes, adjustments, or retesting, a Unit is not available to the partnership for normal and continuous operation during the Retest or any Extension Period, except during off peak months, when the EPC Contractor will not be required to pay such damages.

    The partnership may direct the EPC Contractor to require General Electric to continue remediation and testing activities under the Turbine Contract until the earlier of (a) the EPC Contractor's achievement of the Unit Output Requirement and the Unit Heat Rate Requirements and (b) the expiration of the retesting period.

    COMMERCIAL OPERATION. A Unit will not be deemed ready for Commercial Operation unless it has satisfied the requirements of (a):

    - the Unit Output Requirement and Unit Heat Rate Requirement;

    - the Unit Availability Test;

    - the Demonstration Tests; and

    - air permit compliance requirements, as measured by CEMS instrumentation during Acceptance Testing, and

(b) is available for normal and continuous operation and capable of delivering the electric output of the Unit at the Interconnection Points for electric power transmission. After a Unit achieves Commercial Operation, the partnership will issue the EPC Contractor a certificate of Commercial Operation for that Unit.

    FINAL ACCEPTANCE. Before Final Acceptance of the facility, the EPC Contractor must demonstrate that each of the Units satisfies the Emissions Tests and any Demonstration Tests. If any Unit fails such tests, the EPC Contractor will make adjustments until the partnership is satisfied. The partnership will issue a Certificate of Final Acceptance evidencing that all Work has been completed except for the Combustion Turbine Evaporative Cooler Test or any Punch List items (with a total estimated cost of less than $150,000) after:

    - each Unit has achieved Commercial Operation;

    - all retesting for any Unit, if applicable, is terminated;

    - all requirements for all Units have been achieved; and

    - the Work is complete.

    COMMERCIAL OPERATION LIQUIDATED DAMAGES. The EPC Contractor is required to pay liquidated damages ("Commercial Operation Liquidated Damages") of
(a) $40,000 per Unit, per day for the first 14 days elapsing after the Scheduled Date of Commercial Operation for that Unit until the Unit achieves Commercial Operation; (ii)(b) $65,000 per Unit, per day for days 15-30 after the Scheduled Date of Commercial Operation for that Unit until the Unit achieves Commercial Operation; and (c) $82,000 per Unit, per day for the 31st day after the Scheduled Date of Commercial Operation for that Unit until either Commercial Operation for the Unit is achieved. The aggregate liability of the EPC Contractor for liquidated damages for Commercial Operation Liquidated Damages shall not exceed 22.5% of the Guaranteed Lump Sum Price. Liquidated damages will be offset by any net revenue received by the partnership from the applicable Unit's operation prior to the Commercial Operation of that Unit.

    The amount of Commercial Operation Liquidated Damages payable by the EPC Contractor may be reduced if and to the extent that the delays are due to failure by General Electric to perform under the Turbine Contact. The methodology for computing these reductions, and the amounts of liquidated damages provided for under the Turbine Contract that would be taken into account in computing such reductions, are as follows:

    (i)(a) The total Commercial Operation Liquidated Damages accrued by the EPC Contractor, prior to any reduction, shall be multiplied by a fraction, the numerator of which is the number of days of delay in which the Units do not achieve Commercial Operation by the Scheduled Dates of Commercial Operation and for which the performance of General Electric under the Turbine Contract is the primary cause of such delay and the denominator of which is the total number of days of delay in which the Units do not achieve Commercial Operation by the Scheduled Dates of Commercial Operation (the "Turbine Portion of Commercial Operation Liquidated Damages"). The difference, if any, between the total Commercial Operation Liquidated Damages accrued by the EPC Contractor and the Turbine Portion of Commercial Operation Liquidated Damages shall be the "Non-Turbine Portion of Commercial Operation Liquidated Damages." The EPC Contractor shall provide reasonable evidence to the partnership to support the number of days of delay in which the Units do not achieve Commercial Operation by the Scheduled Dates of Commercial Operation and for which the performance of General Electric under the Turbine Contract is the primary cause of such delay.

    (b) If the Turbine Portion of Commercial Operation Liquidated Damages is less than or equal to the aggregate liquidated damages which accrue under the Turbine Contract in the event of delay in the Delivery (as defined in the Turbine Contract) or Shipment (as defined in the Turbine Contract) of one or more of the Units (as defined in the Turbine Contract), or delay in achieving Commercial Operation (as defined in the Turbine Contract) of one or more such Units ("Schedule Liquidated Damages"), as limited by the General Electric Cap, the EPC Contractor shall be responsible for the full amount of the Commercial Operation Liquidated Damages.

    (c) If the Turbine Portion of Commercial Operation Liquidated Damages is greater than the aggregate Schedule Liquidated Damages which accrue under the Turbine Contract, the Commercial

Operation Liquidated Damages shall be reduced to an amount which is equal to the aggregate Schedule Liquidated Damages which accrue under the Turbine Contract and such amount shall be added to the Non-Turbine Portion of Commercial Operation Liquidated Damages to determine the total amount of Commercial Operation Liquidated Damages.

    The total Schedule Liquidated Damages which may become due from General Electric to the EPC Contractor under the Turbine Contract is calculated as follows:

    (a) for each full day that Shipment or Delivery (as applicable) of a Unit occurs after the Guaranteed Date for a Unit, Twenty Thousand Dollars ($20,000) per day per Unit for days one (1) through fourteen (14) and Forty Thousand Dollars ($40,000) per day per Unit for days beyond the fourteenth (14th) day; plus

    (b) for each full day that General Electric's failure to comply with the requirements of the Turbine Contract is the primary cause of one or more days that a Unit does not achieve Commercial Operation by the Scheduled Date of Commercial Operation for such Unit, Thirty Thousand Dollars ($30,000) per day for days one (1) through fourteen (14) and Fifty Thousand Dollars ($50,000) per day for days beyond the fourteenth (14th) day.

    In addition to the foregoing Schedule Liquidated Damages, if, despite the efforts of the EPC Contractor to mitigate the effects of late Shipment or Delivery, late Shipment or Delivery of a Unit is the primary cause of a delay of any day the Unit does not achieve Commercial Operation by the Scheduled Date of Commercial Operation for such Unit (excluding the first thirty (30) days of late Shipment or Delivery which are deemed to have no effect on the achievement of Commercial Operation), General Electric will pay additional Schedule Liquidated Damages to the EPC Contractor under the higher schedule of damages set forth in
(b) above, except that in determining the amount of any additional Schedule Liquidated Damages for delay after the first thirty (30) days, the liquidated damages paid by General Electric under (a) with respect to each day of delay shall reduce the amount of liquidated damages due for such corresponding day of delay in achieving Commercial Operation.

    The obligations of General Electric to pay Schedule Liquidated Damages for delay of Commercial Operation are contingent upon: General Electric having a minimum time period of thirty-one (31) days after each of Units #1, #4, #5 and #6 is Mechanically Complete and twenty-seven (27) days after each of Units #2 and #3 is Mechanically Complete for inspecting the Unit and its installation, the performance of pre-testing, startup, commissioning, correction of discovered problems, tuning, verification that the Unit is in proper adjustment and condition to begin Acceptance Testing and the performance of Acceptance Testing by the EPC Contractor (extended for any time periods when General Electric reasonably needs to perform services or tests on a Unit and does not have access and availability to such Unit consistent with the Contractor's EPC project schedule), provided that General Electric must notify the EPC Contractor, in writing, if General Electric believes that it has not had the access to such Unit which it reasonably needs and the EPC Contractor has 24 hours in which to cure the problem by providing access to General Electric. If, prior to Commercial Operation of a Unit, General Electric recommends repair activities for a Unit which the EPC Contractor has the responsibility to perform, General Electric will not be charged for liquidated damages for delay in achieving Commercial Operation of the Unit for any period of time which is longer than the normal period of time which would be required to accomplish such repairs or for any period of time after such repairs are completed which is longer than reasonably necessary to prepare the Unit for testing or retesting.

    PERFORMANCE LIQUIDATED DAMAGES. Each Unit must produce and deliver for sale the Commercial Operation Output, or the EPC Contractor will be subject to $300 per KW in liquidated damages for each KW that net power output of a Unit is less than 156,410 KW as measured in the most recent Performance Test. For the purposes of final determination of Commercial Operation Output liquidated damages, the Commercial Operation Output of the six Units will be aggregated, and the EPC

Contractor will be subject to liquidated damages of $300 per KW for each KW that the aggregate is less than 938,460 KW.

    Each Unit must operate at the Commercial Operation Net Heat Rate or less, or the EPC Contractor will be subject to liquidated damages of $5,860 per BTU/KW-HR for each BTU/KW-HR that Commercial Net Heat Rate exceeds 10,683 BTU/KW-HR (HHV) when operating on natural gas plus $950 per BTU/KW-HR for each BTU/KW-HR that Commercial Net Heat Rate exceeds 10,821 BTU/KW-HR (HHV) when operating on fuel oil as measured in the most recent Performance Tests. Final determination of Commercial Net Heat Rate liquidated damages will be based upon the average Commercial Net Heat Rate of all six Units.

    FURTHER LIMITATIONS. The EPC Contractor warrants the net power output of the facility will be at least 891,540 KW and the net heat rate of each Unit will be less than 11,217 BTU/KW-HR (HHV) when operating on natural gas and 11, 362 BTU/KW-HR (HHV) when operating on fuel oil (the "Performance Minimums"). If the six Units attain the Performance Minimums, liquidated damages are the partnership's sole remedy. The maximum liability of the EPC Contractor for liquidated damages for Performance Liquidated Damages is capped at 22.5% of the Guaranteed Lump Sum Price.

    The aggregate amount of Commercial Operation Liquidated Damages and Performance Liquidated Damages under the EPC Contract is capped at a maximum of 30% of the Guaranteed Lump Sum Price. The EPC Contractor is not liable to the partnership for replacement power, or for any consequential, indirect, special or incidental damages in connection with the EPC Contract except for:

    - willful misconduct, gross negligence or fraud by the EPC Contractor or any Subcontractor;

    - tortious interference by the EPC Contractor or any Subcontractor; and

    - third party claims for personal injury, death or damage to property, including strict liability or tort liability.

The partnership is not liable to the EPC Contractor or any Subcontractor for any losses or damages caused by loss of profit or any consequential damages in connection with the EPC Contract. The EPC Contractor's total liability for damages resulting from performance or breach of the EPC Contract are capped at the Guaranteed Lump Sum Price.

    INSURANCE. The EPC Contractor's insurance certificates and underlying policies required or purchased pursuant to the EPC Contract must provide
30 days advance written notice be given to the partnership and the Construction Lender before any material change in, termination or cancellation of any insurance policy. From the date on which the Work is to commence until the Date of Commercial Operation of the Final Units, the EPC Contractor and all Subcontractors must maintain and provide the required insurance coverages.

    The EPC Contractor is required to maintain the following insurance policies at all times while performing the Services: Worker's Compensation, Commercial General Liability, Comprehensive Automobile Liability, and Excess Umbrella Liability. The partnership will maintain and provide All Risk Builders' Risk insurance.

    Prior to any transfer of risk of loss to the partnership, the partnership is not accountable or responsible for any loss or damage to any part of the facility, facility site or the Work, except for: (1) the partnership's intentional, wrongful or negligent acts, and (2) "collateral damage" as defined in the Turbine Contract caused by Equipment supplied by General Electric under the Turbine Contract which is not covered by insurance and for which General Electric is not responsible, and then only to the extent such loss or damage is not covered by the All Risk Builders' Risk policy. Except for the All Risk Builders' Risk insurance and Ocean/Transit/Air insurance, prior to Commercial Operation, all risk of loss or damage to the Units will be borne by the EPC Contractor. On the date of Commercial

Operation of a Unit, the partnership will assume the risk of loss or damage to that Unit. On the date of Commercial Operation of the final Unit, the partnership will assume the risk of loss or damage to the facility, facility site, and the Work.

    FORCE MAJEURE. A "Force Majeure Event" means any act or event that prevents or delays the affected party from performing its obligations (other than the payment of money) under the EPC Contract, or complying with any conditions required to be complied with under the EPC Contract if such act or event is beyond the control of and not the fault of the affected party or any Subcontractor, and the affected party has been unable by the exercise of due diligence to overcome or mitigate the effects of such act or event.

    If either party is rendered wholly or partly unable to perform its obligations because of a Force Majeure Event, that party will be excused from whatever performance is affected by the Force Majeure Event to the extent so affected; PROVIDED that:

    - the non-performing party gives the other party prompt notice, describing the particulars of the occurrence and when the party anticipates it will be able to resume performance;

    - the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

    - the non-performing party uses all reasonable efforts to limit delays and remedy the inability to perform during and after the Force Majeure Event;

    - when the non-performing party is able to resume performance of its obligations, that party gives the other written notice and promptly resumes performance; and

    - unless the Force Majeure Event proximately causes a change in the ability of the EPC Contractor to achieve Commercial Operation by the Scheduled Date of Commercial Operation, there will be no extension of the Scheduled Date of Commercial Operation.

    If an Excusable Delay under the Turbine Contract causes a delay in delivery, for which General Electric is not liable, the EPC Contractor will not be liable for the same delay in delivery.

    A time extension will be granted in such instance, PROVIDED that the EPC Contractor promptly notifies the partnership, the delay is beyond the control of the EPC Contractor, and was not caused by an act or failure to act by the EPC Contractor, its employees, agents or Subcontractors.

    If one or more Force Majeure Events cause more than 45 aggregated days of delay, the partnership shall reimburse the EPC Contractor, beginning with the 46th day for its out-of-pocket costs actually and necessarily incurred, including demobilization, remobilization, insurance, stand-by and escalation costs. The partnership retains all rights to terminate the EPC Contract.

    INDEMNIFICATION. The EPC Contractor shall defend, protect, indemnify, and hold harmless the partnership, the partners, Construction Lender, Independent Engineer and PECO, their stockholders, officers, directors, agents, servants, employees, and others (the "Indemnitees") from and against any damages, losses or expenses arising in favor of any person arising from claims and/or causes of action of every kind and character. However, no Indemnitee shall be indemnified for damages, losses or expenses arising out of the negligence of that Indemnitee.

    The EPC Contractor shall indemnify and hold the partnership harmless from and against any and all loss, cost, expense, liability and damage incurred by the partnership arising from Subcontractor liens or Lower-tier Subcontractor liens filed against the facility site.

    The EPC Contractor is not obligated to indemnify the partnership for any infringement, actual or alleged, attributable to any Equipment supplied, or services rendered by General Electric beyond the obligation of General Electric to indemnify the EPC Contractor.

    AUTHORIZATION TO PROCEED. The authorization to proceed, given to the EPC Contractor on November 10, 1999, grants the EPC Contractor the authority to proceed with performance (the "Authorization to Proceed").

    Solely for the purpose of determining the Scheduled Date of Commercial Operation for any Unit and dates for the partnership's obligation pursuant to the EPC Contract, the Authorization to Proceed Date shall be deemed to be the later of: (1) the date on which the Authorization to Proceed was actually delivered to the EPC Contractor, and (2) 113 days after September 10, 1999 (the date on which the Limited Notice to Proceed was delivered to the EPC Contractor).

    TERMINATION

    TERMINATION SUBSEQUENT TO AUTHORIZATION TO PROCEED. Following the issuance of the Authorization to Proceed, the partnership may terminate the EPC Contract for convenience. Termination, for any reason other than the EPC Contractor's default (as described below), entitles the EPC Contractor solely to receive reimbursement from the partnership of an amount equal to the sum of:

    (1) that portion of the Guaranteed Lump Sum Price applicable to the Work performed to the date of termination which has not been previously paid (including applicable Retainage)

    (2) the reasonable out-of-pocket costs actually and necessarily incurred by the EPC Contractor in withdrawing its equipment and personnel from the facility site and

    (3) the actual, reasonable and necessary costs incurred by the EPC Contractor in terminating those contracts, not assumed by the partnership, with Subcontractors pertaining to the Work.

    TERMINATION BY PARTNERSHIP ON EPC CONTRACTOR'S DEFAULT. The EPC Contractor is in default if it:

    (a) fails to timely perform the Work;

    (b) fails to supply enough properly skilled workers, or proper materials or Subcontractors to timely perform the Work;

    (c) fails to make payment (not reasonably in dispute) to Subcontractors for materials or labor under their agreements pertaining to the Work, unless the subject of a reasonable dispute and no resulting liens are filed;

    (d) is in violation or breach of any applicable laws or Applicable Insurance Policies;

    (e) fails to comply promptly with rejection notices or notices to correct Defects;

    (f) causes or permits any repudiation, lapse or cancellation of performance security;

    (g) fails to commence Work promptly following Authorization to Proceed;

    (h) assigns the EPC Contract in violation of the terms of the EPC Contract;

    (i) fails to pay liquidated damages when due; or

    (j) otherwise materially breaches the EPC Contract.

    If the EPC Contractor (1) does not cure any default under (a) through (j) above within thirty (30) days after notice or, if the default is such that it cannot be cured within such period of time and the EPC Contractor does not promptly commence and diligently pursue action which is calculated to cure such default within a reasonable period of time and achieve such cure within ninety
(90) days after such notice or (2) fails to achieve Commercial Operation within one hundred eighty (180) days after the Scheduled Date of Commercial Operation, the partnership has right to terminate the EPC Contract.

    Whenever the EPC Contract is terminated for the EPC Contractor's default,

    (1) the partnership may, without prejudice to any other rights or remedies,
       (a) take possession of the facility site, the Equipment, and all other materials for use by the partnership to complete the Work, (b) mandate assignment by the EPC Contractor of other contracts or subcontracts to the partnership or its designee for Work, and (c) finish the Work by whatever reasonable method the partnership, in its absolute discretion, deems expedient,

    (2) the EPC Contractor shall not be entitled to receive further payment and

    (3) the EPC Contractor shall also be liable to the partnership for the additional costs of debt service (from and after the date of termination), plus all costs and expenses reasonably incurred and damages sustained (subject to some exceptions set forth in the EPC Contract) by the partnership.

    TERMINATION FOR INSOLVENCY BY EITHER PARTY. Either party may terminate the EPC Contract by written notice to the other party if particular events of bankruptcy occurs, as described in the EPC Contract.

    SUSPENSION BY EPC CONTRACTOR. If the partnership fails to timely pay the EPC Contractor any undisputed amounts due pursuant to the terms of the EPC Contract following receipt of written notice, and fails to remedy such default within fifteen (15) days from the receipt of such notice, the EPC Contractor has the right to suspend the Work. If the EPC Contractor elects to suspend the Work and such suspension is subsequently removed and the Work is continued by the EPC Contractor, the Guaranteed Lump Sum Price will be increased by an amount equal to the increase, if any, in the reasonable and necessary cost actually incurred by the EPC Contractor. If the EPC Contractor suspends performance of Work, the Scheduled Date of Commercial Operation shall be extended on a day-for-day basis by Change Order for the number of days of delay caused by the suspension. The partnership shall have the right to cure at any time during suspension, provided, however, if the partnership has not cured such default within seventy-five (75) days after such suspension, the EPC Contractor has the right to terminate the EPC Contract. In such an event, the EPC Contractor shall be paid the reasonable and necessary costs actually incurred and resulting directly from such suspension by the EPC Contractor, but only to the extent that such costs are over and above those incurred and included in the Guaranteed Lump Sum Price, plus those amounts described above as being available to Contractor in the event of a termination by the partnership subsequent to the Authorization to Proceed. The EPC Contractor shall also remain subject to the various obligations as provided in the EPC Contract.

    TERMINATION BY EPC CONTRACTOR. If the partnership fails to timely pay the EPC Contractor any undisputed amounts due pursuant to the terms of the EPC Contract following receipt of written notice, and fails to remedy such default within thirty (30) days from the receipt of such notice, the EPC Contractor has the right to terminate the EPC Contract.

    SUSPENSION OF WORK. The partnership has the right (without prejudice to its other right to terminate the EPC Contract) to suspend Work for convenience upon giving seven days prior notice to the EPC Contractor ("Suspension Notice") following the issuance of the Authorization to Proceed or any Limited Notice to Proceed. Seven days after receipt of a Suspension Notice, the EPC Contractor shall suspend performance of all Work and notify Subcontractors of such suspension, and the Scheduled Date of Commercial Operation will be extended on a day-for-day basis by Change Order for the number of days of delay caused by such suspension.

    During such suspension period (which begins seven days after the receipt of the Suspension Notice), the partnership and the EPC Contractor:

    (1) shall not be required to take further action regarding performance,

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    (2) shall cooperate in good faith to maintain the commitments of
       Subcontractors and Lower-tier Subcontractors, and

    (3) the EPC Contractor shall not incur any obligation or liability, whether financial, performance or otherwise for which the partnership shall be liable.

    ASSIGNMENT. The partnership may assign any or all of its rights under the EPC Contract to an Affiliate of Tenaska, Inc. or an entity in which an Affiliate of Tenaska, Inc. has an ownership interest, provided such assignee has adequate resources (as determined by the EPC Contractor in the exercise of its reasonable judgment) to fulfill those obligations of the partnership which are assigned, and any defaults of the partnership existing at such time are cured. Notwithstanding any provision in the EPC Contract to the contrary, the partnership and the partnership's assignee, if applicable, have the absolute right, without the consent of the EPC Contractor, to assign the EPC Contract or any rights reserved by the partnership after assignment, to the Collateral Agent and its successors for collateral security purposes.

    All subcontracts shall be written and assignable to the partnership without the need for the Subcontractors' consents.

    If the EPC Contract is suspended or terminated, the partnership has the right to require the EPC Contractor to assign all of the EPC Contractor's rights, titles, and interests in and to any of the EPC Contractor's outstanding subcontracts. The EPC Contractor may not assign any benefits or obligations under the EPC Contract, nor may it assign the Turbine Contract without the partnership's prior written consent.

    LIMITATION OF LIABILITIES. To the extent that General Electric is excused from liability with respect to any Unit (as defined in the Turbine Contract), the EPC Contractor shall also be excused from liability with respect to such Unit after the occurrence of various events or after the date specified in the Turbine Contract, provided that the foregoing shall not excuse the EPC Contractor with respect to any liability which arises out of the acts or omissions of the EPC Contractor, Subcontractors (other than General Electric) or Lower-tier Subcontractors under the EPC Contract.

    Notwithstanding any provision to the contrary in the EPC Contract, the EPC Contractor shall not be liable to the partnership for consequential damages of any kind arising from the acts or omissions of, or breach of contract by, General Electric under the Turbine Contract to the extent that General Electric is not liable to the EPC Contractor for such consequential damages under the Turbine Contract.

    PARTNERSHIP RESERVED RIGHTS UNDER THE TURBINE CONTRACT.

    SCOPE OF WORK. The EPC Contractor, with the written agreement of the partnership, shall reject any nonconforming or defective Equipment supplied under the Turbine Contract and require correction, repair or replacement of such Equipment by General Electric, provided that the partnership shall have the right to direct the EPC Contractor to reject any nonconforming or defective Equipment supplied under the Turbine Contract and to direct the EPC Contractor to require correction, repair or replacement of such Equipment by General Electric. The EPC Contractor shall not change or amend the Turbine Contract, without the written consent of the partnership. The partnership and the EPC Contractor will cooperate with each other in connection with the assignment of rights under the Turbine Contract to the EPC Contractor so as to permit the partnership to retain such rights in the Turbine Contract as are necessary such that no sales or use tax is required to be paid upon the purchase of the Equipment supplied under the Turbine Contract, and for such purpose the partnership and the EPC Contractor will take such actions as are reasonably necessary to obtain such result, including providing for the transfer of title to any Equipment supplied under the Turbine Contract directly from General Electric to the partnership and the remittance of payments for all Equipment under the Turbine Contract directly by the partnership to General Electric.

    GUARANTEED LUMP SUM PRICE AND PAYMENT. At the request of the partnership, the EPC Contractor shall dispute amounts otherwise due to General Electric under the Turbine Contract under the rights of Buyer set forth in the Turbine Contract and, as between the partnership and the EPC Contractor, the partnership shall have the same right to withhold payment to General Electric as is provided to Buyer in the Turbine Contract and shall not, as a result of withholding such payments, be in breach of the EPC Contract.

    CHANGE ORDERS. The partnership has the right to negotiate directly with General Electric regarding the approval of any Change Order issued under the EPC Contract, to the extent that such Change Order affects the Equipment or services furnished under the Turbine Contract.

    TERMINATION BY THE EPC CONTRACTOR; SUSPENSION OF THE TURBINE CONTRACT. In the event the EPC Contractor terminates the EPC Contract, it shall give the partnership fifteen days' notice of its intent to terminate the Turbine Contract. If the partnership does not require the EPC Contractor to assign the Turbine Contract to the partnership within such period, the EPC Contractor has the right to terminate the Turbine Contract. Upon such termination, the partnership will pay to General Electric any amounts due to General Electric pursuant to the Turbine Contract, subject to compliance with the procedures set forth in the EPC Contract.

                                 O&M AGREEMENT

    PARTIES. The parties to the O&M Agreement are the partnership and the Operator.

    OVERVIEW. The O&M Agreement provides for initial startup support during turnover, testing, operation, maintenance and management of the facility and the performance of other defined services by the Operator. The partnership has agreed to pay the Operator a possible incentive fee, a fixed management fee and an availability adjustment fee.

    TERM AND TERMINATION. Unless sooner terminated, the primary term of the O&M Agreement is 29 years from the Date of Commercial Operation.

    SCOPE OF SERVICES. During the pre-Commercial Operating Period, the Operator has agreed, among other things, to:

    - Provide the services of a plant manager and a project manager;

    - Review the EPC Contractor's planning and facility engineering design with regard to facility reliability, availability and maintainability and review design manuals, system descriptions, tool lists, spare parts lists, training programs, and operation methodology of the facility;

    - Prepare the pre-commercial operating budget 9 months prior to the scheduled date of Power Purchase Agreement Commercial Operation;

    - Perform routine maintenance and scheduled maintenance actions on facility systems and equipment as they are turned over to the Operator;

    - Prepare a maintenance plan for the facility to include planning for scheduled outages, handling of forced outages, preventive and predictive maintenance philosophy;

    - Prepare lists of the initial inventory of tools and spare parts to be purchased for maintenance and repair of the facility and its equipment;

    - Recruit, hire, transfer, or otherwise obtain qualified personnel; and

    - Procure, for the account of the partnership, all materials, equipment, chemicals, supplies, services, and parts required for daily operation and maintenance of the facility under the partnership-approved pre-commercial operating budget.

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
During the Commercial Operating Period, the Operator has agreed, among other things, to continue applicable services of the Pre-Commercial Operating Period and to:

    - Prepare annual operating budgets under the O&M Agreement. Report to the partnership monthly on the status of the operating budget and process budget variance reports, as required. To the extent that the Operator has the information, the Operator will meet the requirements of the partnership for providing information to the Senior Parties regarding the operation of the facility as set forth in the Common Agreement;

    - Perform or arrange for all maintenance required on all facility systems and equipment;

    - Arrange for scheduled inspections and overhauls on major equipment items under the Long Term Service Agreement and other maintenance schedules;

    - Prepare and submit periodic reports relative to daily operation and maintenance of the facility including environmental compliance records, maintenance and repair status, facility operating data, and any other information reasonably requested by the partnership; and

    - Comply with all applicable laws.

    REPORTS. The Operator is required to submit to the partnership, on a monthly basis, reports on (a) the hourly, daily and weekly electric energy generated and exported from the facility; (b) the hourly, daily and weekly fuel consumption; (c) daily and weekly reports on makeup water received and pipeline status; and (d) weekly and monthly consumption of chemicals for water treatment plant. Tenaska Operations is also required to submit to the partnership, on a monthly basis performance test results, emission data in support of federal and state and local reporting requirements, wastewater effluent data in support of federal, state and local permits, maintenance reports, and any other report regarding the operation of the facility reasonably requested by the partnership or required by the Power Purchase Agreement.

    FACILITY MAINTENANCE. Within 90 days after Commercial Operation, the Operator, with the approval of the partnership, will furnish PECO with a long-term preventative maintenance program for each major item of equipment constituting a part of the facility. This maintenance program can be altered, with the approval of the partnership, from time to time by reason of later manufacturers' releases pertaining to major items of equipment of the facility and facility operating experience.

    BUDGET. Ninety days prior to the scheduled date of Power Purchase Agreement Commercial Operation and after the date of commercial operation and at least
120 days prior to the effective date of each annual budget, the Operator will submit to the partnership, for approval, a budget, which will include the information required by the Common Agreement. The budget will be for all reimbursable costs to be incurred in the operation of the facility. The partnership and the Operator will use all reasonable efforts to resolve all budget differences. If, with respect to any operating year, the partnership and the Operator do not resolve all budget differences, the most recently approved operating budget (escalated by three and one-half percent (3.5%)), without regard to amounts budgeted for extraordinary or non-recurring items, but including all costs for the Long Term Parts and Long Term Service Contract and all contingency funds, will be applicable until an operating budget is approved for such operating year.

    COMPENSATION. During the Pre-Commercial Operating Period, the Operator will invoice the partnership the amount of $75,000 to cover all costs of overhead during the Pre-Commercial Operating Period. In addition, during the Commercial Operating Period (other than calendar year 2003), the partnership will pay to the Operator an annual fixed management fee of $225,000 (subject to escalation) at the rate of $18,750 per month.

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
    During or prior to the Pre-Commercial Operating Period, the partnership and the Operator will mutually agree upon the incentive criteria for the Operator to earn an incentive fee during the pre-Commercial Operating Period. The maximum value of the incentive fee during the Pre-Commercial Operating Period is $75,000. Annually during the Commercial Operating Period, the Operator can earn an incentive fee to be paid on the basis of the partnership's assessment of the Operator's performance against mutually agreed upon incentive criteria. The maximum value of the incentive fee to be earned for the first full year of the Commercial Operating Period and each subsequent year of the O&M Agreement is $100,000 for each such period. The incentive fee will be invoiced at 5% each month and if 60% of the incentive fee is not earned in any year, then the unearned portion shall be returned to the partnership.

    An availability adjustment will be paid for each contract year during the Commercial Operating Period. The availability adjustment will vary with the Operator's performance in maintaining the annual availability percentage for the facility during the contract year and may result in a payment being made to the Operator or by the Operator. The annual availability percentage for the contract year is determined based on the availability percentage under the Power Purchase Agreement, with some adjustments.

    TERMINATION. The partnership may terminate the O&M Agreement upon the occurrence of set events including, but not limited to, the sale or other disposition of the facility, material defaults or violations of law and various bankruptcy events. Tenaska Operations may terminate the O&M Agreement in the event that the partnership becomes bankrupt, fails to pay amounts when due, or for a material breach. Payment defaults are to be remedied within 15 days and non-payment defaults are to be remedied within 15 days unless a longer period is reasonable.

    If a project agreement is terminated and the partnership elects to terminate the operation of the facility, it may do so on 30 days notice to the Operator and payment of the Operator's direct costs reasonably incurred in withdrawing personnel and damages, attorney fees and expenses reasonably incurred in terminating contracts entered into by the Operator.

    The Tenaska Operations may elect to terminate the O&M Agreement if 20% or more of equity interest in the partnership is transferred during any 6 month period of the O&M Agreement or an affiliate of Tenaska, Inc. ceases to be the managing partner of the partnership.

    ASSIGNMENT. Other than the partnership's assignment to the Collateral Agent, neither party will assign its interest in the O&M Agreement without the prior consent of the other. If the Operator obtains the partnership's consent to assignment, a full release will be given.

    GOVERNING LAW. The O&M Agreement is governed by the law of the State of Georgia, excluding conflict of law rules that may call for the law of another jurisdiction to be applied.

                    GEORGIA POWER INTERCONNECTION AGREEMENT

    PARTIES. The parties to the Georgia Power Interconnection Agreement are the partnership and Georgia Power.

    OVERVIEW. The Georgia Power Interconnection Agreement (the "Georgia Power Interconnection Agreement") provides for the direct interconnection of the partnership's electric generation facilities with the Georgia Integrated Transmission System. The Georgia Integrated Transmission System is a contractual joint use arrangement applicable to the transmission systems owned by Georgia Power, Georgia Transmission Corp. and two other owners of electric transmission systems in Georgia. The term of Georgia Power's participation in Georgia Integrated Transmission System will end in 2012 if either Georgia Power or Georgia Transmission Corp. gives notice of termination, and such term can end prior to or after such date upon the occurrence of an insolvency of, or default by, either Georgia

Power or Georgia Transmission Corp.. The point of interconnection
("Interconnection Point") on the Georgia Integrated Transmission System is on a part of the Georgia Integrated Transmission System that is owned by Georgia Transmission Corp.

    TERM AND TERMINATION. The Georgia Power Interconnection Agreement continues for an indefinite term, and is subject to termination by mutual agreement of the parties, through regulatory proceedings before the Federal Energy Regulatory Commission, or by either party to the Georgia Power Interconnection Agreement if the other party has breached any of its material obligations and has not cured (or begun taking diligent actions to cure) such breach within thirty days following written notice of such breach. In addition, Georgia Power could disconnect the facility in the event of a breach by the partnership of the material terms and conditions of the Georgia Power Interconnection Agreement, in the event that any representation or warranty made by the partnership under the Georgia Power Interconnection Agreement shall prove false or misleading, or if the partnership should become the subject of insolvency proceedings.

    INTERCONNECTION. The partnership is responsible for the design, procurement and installation of the facilities necessary for Georgia Power to provide interconnection service to the partnership (the "Interconnection Facilities"). As a consequence of the Georgia Power Interconnection Agreement, the scope of work by the EPC Contractor has been amended by a change order to include the design, procurement and installation of these Interconnection Facilities. The Georgia Power Interconnection Agreement requires that such facilities conform to Good Utility Practices, defined as the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry or any other practices, methods and acts which, in the exercise of reasonable judgment in the light of facts known at the time a decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition and that such facilities conform to the requirements of Georgia Power's transmission system. Prior to commercial operation of the facility, the partnership is required to convey such facilities to Georgia Power at no cost. In the event that Georgia Power incurs any tax liability as a result of such transfer, the partnership is required to reimburse Georgia Power for the amount of such liability.

    Georgia Power's obligations under the Georgia Power's Interconnection Agreement are dependent upon its securing and retaining necessary easements and similar rights, as well as permits and equipment, for meeting its obligations, and Georgia Power is obligated only to use reasonable efforts to secure and obtain these rights, permits and equipment. The partnership is required to reimburse Georgia Power for all costs and expenses incurred by Georgia Power in connection with the planning, design, construction, installation, testing, inspection, ownership, operation and maintenance of the Interconnection Facilities.

    COSTS. The partnership is required to reimburse Georgia Power for all costs and expenses incurred by or on behalf of Georgia Power in connection with its activities with respect to the Interconnection Facilities. Georgia Power is required to develop and provide to the partnership an estimate of all such costs. Georgia Power is required to obtain the partnership's consent prior to proceeding with the planning, construction and installation of the Interconnection Facilities. Such costs are trued-up periodically after the actual costs and expenses are known, but not less often than annually. The partnership is required to reimburse Georgia Power monthly for one-twelfth of the estimated annual costs of operating and maintaining the Interconnection Facilities, and such estimate would be trued-up within a reasonable period of time after actual costs and expenses are known, but not less often than annually. In addition, the partnership is responsible for any cost incurred by Georgia Power as a result of any disconnection or reconnection caused by the partnership's negligence or by force majeure. Also, the partnership is required to pay Georgia Power a monthly administration charge of $5,000 per month, and Georgia Power reserves the right to seek a revision of this amount through a filing with the Federal Energy Regulatory Commission.

    RIGHTS OF WAY AND ACCESS. The facility site is contiguous to the Interconnection Point on the Georgia Integrated Transmission System. The partnership is required to convey to Georgia Power any and all necessary rights of way and easements for the purpose of providing interconnection service under the Georgia Power Interconnection Agreement. Tenaska is also required to convey to Georgia Power such rights of way for transmission and distribution lines and easements for such transformer substations across the partnership's property as may be required for rendering service to the partnership and to others who may economically be served from such lines and substations, provided that such conveyance does not materially and adversely affect the partnership's use of its property.

    TEMPORARY DISCONNECTION OF PARTNERSHIP'S FACILITIES. Georgia Power could direct that the facility be temporarily disconnected from the Georgia Integrated Transmission System

        (1) during an Emergency, defined as a condition or situation associated with the transmission and distribution of electricity, including voltage abnormalities, that, in the sole reasonable judgment of Georgia Power, adversely affects or is eminently likely to adversely affect: (A) public health, life or property; (B) Georgia Power's employees, agents or property; or (C) Georgia Power's ability to maintain safe, adequate, and continuous electric service to its customers and the customers of any member of the North American Electric Reliability Counsel;

        (2) the operation and output of the facility do not comply with the terms of the Georgia Power Interconnection Agreement (whether or not the partnership has commenced actions to cure such non-compliance);

        (3) if a hazardous condition exists on the facility site or in the facility's equipment that could reasonably be expected to adversely affect the safe and reliable operation of the Georgia Integrated Transmission System;

        (4) if the partnership has modified the interconnection equipment or interconnection protective devices in a manner that could reasonably be expected to adversely affect the safe and reliable operation of the Georgia Integrated Transmission System;

        (5) if Georgia Power determines it is necessary to temporarily disconnect the facility in order to perform work on or inspect or test any part of the Interconnection Facilities or the Georgia Integrated Transmission System;

        (6) in the event of tampering with or unauthorized use of, Georgia Power equipment or

        (7) if the partnership fails to pay in full the undisputed amounts billed by Georgia Power under the Georgia Power Interconnection Agreement.

    OPERATION AND MAINTENANCE. Following commencement of commercial operation of the facility, Georgia Power shall be responsible for determining the need for, design, construction, installation, operation, maintenance and testing of any equipment that may be required for interconnection service in a manner consistent with Good Utility Practices.

    The partnership is required to operate and maintain the facility under Good Utility Practices and to comply with various fire and safety codes and other applicable code requirements in the same manner as required by Georgia Power for generating plants owned and operated by Georgia Power. In addition, the partnership is required to comply with various interconnection procedures to be attached as Appendix A to the Georgia Power Interconnection Agreement in the same manner as required for generating plants owned or operated by Georgia Power.

    The partnership is responsible for ensuring that its actual generation matches its scheduled delivery, on an integrated hourly basis, to the Georgia Integrated Transmission System at the Interconnection Point. The Georgia Power Interconnection Agreement requires that the partnership make arrangements for the supply of energy and/or capacity when there is a difference between actual generation and the scheduled delivery. However, generator backup service arrangements will not be required if the facility is "electrically located" in a control area other than Southern Companies' control area. In addition, the partnership is not required to make arrangements for generator backup services as contemplated by the Georgia Power Interconnection Agreement if generator backup service is offered under the Southern Companies' Open Access Transmission Tariff and each transmission customer receiving electric power from the facility is required by Federal Energy Regulatory Commission to purchase such service. Under the Power Purchase Agreement, PECO is responsible for scheduling deliveries of generation from the facility and for arranging for any required generator back-up services. PECO, as the party arranging for transmission of electricity generated by the facility, would determine in which control area the facility is electrically located.

    CREDIT SUPPORT. The partnership is obligated to maintain a letter of credit for Georgia Power's benefit during the term of the Georgia Power Interconnection Agreement in the amount of $100,000 or other acceptable credit support as security for the partnership's obligations under the Georgia Power Interconnection Agreement.

    REPRESENTATIONS AND COVENANTS. The Partnership is required to represent, among other things:

    - that it is a duly organized and validly existing Delaware limited partnership;

    - that the Georgia Power Interconnection Agreement has been duly authorized by all necessary action and does not require any additional consent or approval;

    - that the execution and delivery of the Georgia Power Interconnection Agreement, does not conflict and shall not conflict with any other agreement;

    - that the Georgia Power Interconnection Agreement is a binding obligation of the partnership; and

    - that there is no pending or threatened litigation against the partnership which purports to affect the Georgia Power Interconnection Agreement.

    In addition, the partnership covenants (i)(1) that at all times during the Georgia Power Interconnection Agreement, it will pay all charges, taxes and fees assessed against the facility or against the partnership through Georgia Power by reason of the sale or purchase of electricity by the partnership and (2) that it will maintain various specified insurance.

    FORCE MAJEURE. The parties are excused from performing their obligations under the Georgia Power Interconnection Agreement and are not liable for damages to the extent that they are unable to perform or are prevented from performing by Force Majeure, which includes circumstances that are beyond the reasonable control of the affected party and are not caused by such party's fault; provided that Force Majeure does not include the inability to meet a legal requirement or the change in a legal requirement or a site specific strike or other labor dispute. The affected party is required to use its reasonable best efforts to remedy its inability to perform as soon as practical and to resume performance of its obligations as soon as reasonably practicable following cessation of the force majeure event.

    INDEMNIFICATION. The partnership is required to indemnify Georgia Power and some related parties against all injury or damage resulting from:

    (1) defects or events on the partnership's side of the Interconnection
       Point;

    (2) negligence (including strict liability) or intentional wrongful acts or destruction of GPC's Georgia Power's and certain some related party's property by the partnership, its agents or representatives;

    (3) misuse, damage or destruction to Georgia Power (and some related parties' property by the partnership, its agents or representatives, whether or not such damage or loss resulted from concurrent or contributory negligence of the indemnified persons); and

    (4) any claims, actions and liability arising from damage or injury to property or person due in whole or in part to the installation, maintenance or operation of any electrical equipment on the partnership's premises or arising out of or in any way connected with the service furnished or to be furnished to the partnership.

    Georgia Power agrees to indemnify the partnership and some related parties against loss or damage incurred by the sole negligence of Georgia Power in performing its obligations under the Georgia Power Interconnection Agreement or Georgia Power's failure to abide by the provisions of the Georgia Power Interconnection Agreement.

    LIMITATION OF LIABILITY. Neither party is liable to the other for incidental, punitive, special, indirect, or consequential damages, including loss of profits due to service interruptions, regardless of the fault of the defaulting party.

    REGULATORY FILINGS. The Georgia Power Interconnection Agreement is subject to approval by any governmental authorities (including Federal Energy Regulatory Commission) having jurisdiction over the matters provided for in such agreement. The Georgia Power Interconnection Agreement provides that nothing in the Georgia Power Interconnection Agreement is to be construed as affecting the right of either party to unilaterally make application to any applicable governmental authority (including Federal Energy Regulatory Commission) for a change in terms and conditions or for termination under applicable law.

    DELIVERY AND MEASUREMENT OF ELECTRIC ENERGY. The facility is required to maintain a nominal operating frequency of 60 hertz, and the partnership may be required to assist in supporting system frequency if requested by Georgia Power. The partnership is required when delivering power to the Georgia Integrated Transmission System to operate its generation to meet the voltage schedule, provided that the partnership could not be required to hold voltage schedule if so doing would require it to produce more than the maximum amount of MVARS than it is capable of producing.

    ASSIGNMENT. The partnership is not permitted to assign the Georgia Power Interconnection Agreement or any of its rights or interests or obligations thereunder; provided that if the partnership is not in default or breach of the Georgia Power Interconnection Agreement, then upon prior written notice to Georgia Power, the partnership could collaterally assign its rights, interests and obligations under the Georgia Power Interconnection Agreement to its lender or an agent on behalf of its lenders providing financing or refinancing for the design, construction or operation of the facility (a "Permitted Financing Assignee") provided that the partnership remains fully liable for its obligations under the Georgia Power Interconnection Agreement. At no time could there be more than one Permitted Financing Assignee. A Permitted Financing Assignee is not entitled to foreclose or exercise its rights and remedies with respect to any such collateral assignment unless the purchaser at foreclosure, purchaser in lieu of foreclosure or similar purchaser or transferee ("Purchaser in Foreclosure") has (1) executed and delivered to Georgia Power and is in compliance with an agreement in form and substance acceptable to Georgia Power under which the Purchaser in Foreclosure assumes and agrees to perform then outstanding and thereafter arising obligations of the partnership under the Georgia Power Interconnection Agreement and (2) established to Georgia Power's reasonable satisfaction that such Purchaser in Lieu of Foreclosure has all licenses, permits and approvals and financial and technical wherewithal as may be required to execute, deliver and perform such agreement. The partnership may assign the Georgia Power Interconnection Agreement to third parties under similar conditions.

    Georgia Power could at any time without notice to or consent from the partnership or any other person, including, without limitation, any Permitted Financing Assignee, assign, encumber or transfer its rights and obligations under the Georgia Power Interconnection Agreement to its indentured trustee, any of its affiliates or any successor owner or operator of the Georgia Integrated Transmission System.

    GOVERNING LAW. The Georgia Power Interconnection Agreement is governed by the laws of the State of Georgia, without giving effect to conflict of law principles.

                             PIPELINE EPC CONTRACT

    The partnership and Willbros Engineers, Inc. (the "Pipeline Contractor") are parties to a Fixed Price Engineering, Procurement and Construction Contract effective September 23, 1999 (the "Pipeline EPC Contract") on a turnkey basis, which provides for the Pipeline Contractor to perform services in connection with the design, engineering, equipment and materials procurement, construction, start-up, training, and testing of the Pipeline (collectively, the "Work").

    SCOPE OF WORK.  The Pipeline Contractor shall:

    - furnish the design and engineering for the Pipeline, including the preparation of all Drawings, with design and engineering that meet the requirements of the Pipeline EPC Contract and that are prepared and implemented under all applicable laws;

    - provide and implement purchasing, construction, expediting, inspection, and testing under the Pipeline EPC Contract and all applicable laws (together with all services related thereto) as required by the Pipeline EPC Contract or as may be necessary to provide the partnership with the Pipeline meeting all specifications and standards set forth in the Pipeline EPC Contract;

    - provide all labor, equipment, procurement of equipment, (together with all services provided or to be provided by the Pipeline Contractor) necessary to fulfill its obligations to provide the Pipeline;

    - perform all change orders; and

    - perform the Work under all of its representations, covenants and warranties as set forth in the Pipeline EPC Contract.

    PARTNERSHIP RESPONSIBILITIES. The partnership shall furnish the Pipeline Contractor with all right-of-way easements, and the Pipeline Contractor shall be required to obtain all other construction permits. The partnership shall also furnish the Pipeline Contractor with basic design criteria and process descriptions as a basis for the Pipeline Contractor's performance of the Work. If the partnership has not furnished the Pipeline Contractor with all right-of-way easements necessary for the Pipeline by January 1, 2000, then the Pipeline Contractor shall be entitled to an extension of the Scheduled Completion Date (as defined below) by up to one day for each day until all such right-of-way easements are obtained by the partnership.

    COMMENCEMENT AND COMPLETION OF THE WORK. Upon execution of the Pipeline EPC Contract, the Pipeline Contractor shall commence performance of the Work and shall achieve Substantial Completion by September 1, 2000, subject to any extensions permitted in accordance with under the Pipeline EPC Contract ("Scheduled Completion Date").

    LIQUIDATED DAMAGES. The Pipeline Contractor shall pay to the partnership liquidated damages in the amount of five thousand dollars for each full day or part thereof that Substantial Completion is not achieved after the Liquidated Damages Date, with a maximum cap of forty days. The Liquidated Damages Date shall be the later of (a) the Scheduled Completion Date, as extended in the event of a force majeure (as defined below) and (b) November 20, 2000. Subject to the right of the partnership to terminate the Pipeline EPC Contract, liquidated damages shall be the sole and exclusive liability of the Pipeline Contractor for any delay in achieving the Scheduled Completion Date.

    NO REPRESENTATIONS TO THE PIPELINE CONTRACTOR. The Pipeline Contractor acknowledges that it has, by examination, satisfied itself as to (1) the nature and location of the worksite on which the Work is to be performed; (2) the character, quantity and kind of (a) materials and conditions to be encountered and (b) equipment, tools, machinery, supplies, manpower and other items needed to perform the Work; and (3) all other matters which may affect the performance of the Work.

    The Pipeline Contractor is responsible for all worksite preparation, provision of drainage and drainage structures, removal of debris, and all necessary investigation, analysis, testing and determination concerning the condition, contents or integrity of the subsurface, underground and/or soils of the worksite. In performing worksite preparation, the Pipeline Contractor is responsible for and assumes the cost of any construction, engineering or structural conditions (except those caused by the presence of hazardous materials which were present prior to the execution of the Pipeline EPC Contract ("Pre-existing Hazardous Materials"), archaeological remains or artifacts).

    LIENS. The final payment to the Pipeline Contractor under the Pipeline EPC Contract shall not become due until the Pipeline Contractor delivers to the partnership a complete release and waiver of all claims for taxes, liens, or attachments arising out of the performance of the Work, and/or, at the partnership's sole option, receipts showing the discharge thereof.

    INDEMNIFICATION. The Pipeline Contractor shall indemnify and hold the partnership, the partners, any affiliates of the partnership, the Construction Lender, the Independent Engineer, and the directors, officers, shareholders, partners, employees and agents thereof (the "Indemnitees") harmless from any liability, loss and expense arising from injury or death to persons or damage to property, to the extent that such loss, injury, death or damage is directly attributable to the negligence or willful misconduct of the Pipeline Contractor or any subcontractor, or breach of the Pipeline EPC Contract by the Pipeline Contractor, in the performance of the Work. The Pipeline Contractor will not indemnify the Indemnitees for their own acts of negligence or willful misconduct.

    In no event shall the Pipeline Contractor or an Indemnitee, be responsible for any special, indirect or consequential damages suffered by the other, as the case may be, arising out of the Work or the Pipeline EPC Contract.

    ENVIRONMENTAL MATTERS. During construction, the Pipeline Contractor shall not contaminate ground water, in any manner, including by spilling Hazardous Materials. All spills or releases of Hazardous Materials caused by the Pipeline Contractor or any subcontractor shall be properly disposed of and/or remedied by the Pipeline Contractor, at the Pipeline Contractor's expense; PROVIDED that, the Pipeline Contractor is not responsible for the disposal or remediation of Hazardous Materials which were present at any particular worksite prior to the commencement of Work by the Pipeline Contractor at such particular worksite. Notwithstanding the foregoing, the Pipeline Contractor is responsible for the disposal and remediation of any spills or releases of Hazardous Materials which result from damage or injury to underground tanks or pipelines located on the worksite caused by the Pipeline Contractor, but only to the extent that the Pipeline Contractor was aware or should have been aware, using standard industry practices, of the existence of such pipeline or tank.

    INSURANCE. The Pipeline Contractor shall maintain, and shall cause each authorized subcontractor to maintain, the insurance set forth in the Pipeline EPC Contract.

    SECURITY FOR PERFORMANCE. Under the terms of the Pipeline EPC Contract, the Pipeline Contractor's obligations under the Pipeline EPC Contract have been guaranteed by its parent company, Willbros Group, Inc., a Panama corporation.

    In lieu of retainage, the Pipeline Contractor shall deliver to the partnership an irrevocable letter of credit in the amount of $232,620 issued by a bank or other financial institution acceptable to the partnership in the form attached to the Pipeline EPC Contract.

    TERMINATION OF THE PIPELINE EPC CONTRACT.

    TERMINATION BY THE PARTNERSHIP FOR BREACH OF THE PIPELINE EPC CONTRACT. In the event that the Pipeline Contractor:

    (1) fails to (a) diligently perform the Work, (b) make such progress in the performance of the Work as may be required to coordinate with, or to prevent delay in the performance of, other operations of the partnership that are necessary in the performance of the Pipeline EPC Contract, or
       (c) perform in any material way the Work under the Pipeline EPC Contract or otherwise be in material breach of the Pipeline EPC Contract;

    (2) abandons the performance of the Work or any significant portion thereof; or

    (3) becomes insolvent, commits any act of bankruptcy or makes an assignment for the benefit of creditors, the partnership shall have the right, without prejudice to any other right or remedy, upon fifteen days written notice to the Pipeline Contractor, unless such breach is cured prior to the expiration of such notice period, or if such breach cannot reasonably be cured within such period, cure is commenced within such period and diligently pursued to completion, to terminate the Work and enter upon and take over the worksite and all machinery, equipment, tools, supplies and other items found thereon or enroute thereto, and may perform or cause to be performed the Work in such a manner as to complete the performance contemplated by the Pipeline EPC Contract in whatever reasonable manner the partnership may deem expedient.

    TERMINATION BY THE PARTNERSHIP FOR CONVENIENCE. The partnership may, at any time, in its sole and exclusive discretion, by written notice to the Pipeline Contractor, instruct the Pipeline Contractor to postpone or abandon the Work, in whole or in part, or terminate the Pipeline EPC Contract.

    TERMINATION BY THE PIPELINE CONTRACTOR FOR DEFAULT. The partnership shall be in default to the Pipeline Contractor if the partnership fails to pay in a timely manner any undisputed amounts due pursuant to the terms of the Pipeline EPC Contract following receipt by the partnership from the Pipeline Contractor of a written notice of such default. The partnership shall be allowed thirty days from receipt of a notice of default to remedy such default after which the Pipeline Contractor may immediately terminate the Pipeline EPC Contract by written notice to the partnership.

    WORKMANSHIP AND MATERIAL WARRANTIES. Notwithstanding the other provisions in the Pipeline EPC Contract regarding workmanship and material warranties, the Pipeline Contractor shall remedy any defects in the Work which appear within two years from the date of Substantial Completion under the remedy provisions of the Pipeline EPC Contract.

    Unless otherwise approved in writing by the partnership, the Pipeline Contractor shall use its best efforts to include in all subcontracts entered into under the Pipeline EPC Contract a warranty of materials, equipment and workmanship extending to the partnership and the Pipeline Contractor which shall provide that defects in materials, equipment and workmanship which may appear within two years from the date of acceptance of the subcontractor's Work shall be repaired at the subcontractor's expense.

    REMEDIES. The partnership shall notify the Pipeline Contractor in writing within fifteen days of discovery by the partnership of any defects in the Work; PROVIDED that, any delay by the partnership beyond such fifteen days shall relieve the Pipeline Contractor from liability only to the extent of any additional expense which may arise as the direct result of such delay. At no additional cost, the Pipeline Contractor shall proceed promptly to take such action relating to its Work as is necessary to cause its Work to comply with the warranties specified in the Pipeline EPC Contract, and shall take such steps pursuant to the provisions of the Pipeline EPC Contract regarding workmanship and material warranties to enforce subcontractor or vendor warranties.

    TITLE. The title to all materials and consumables to be used in connection with the performance of the Work shall transfer to the partnership upon delivery of the same to the worksite, and title to all Work, completed or in the course of construction, shall be in the partnership but the ownership thereof shall not absolve the Pipeline Contractor from liability for loss or damage to the same, nor from any other duty or responsibility for the same as provided in the Pipeline EPC Contract. Upon transfer of title to the partnership, the partnership shall have title free and clear of claims and liens of all persons (subject to the statutory lien rights of the Pipeline Contractor until payment for the Work has been received by the Pipeline Contractor).

    RISK OF LOSS. On the date of Substantial Completion, the partnership shall assume the care, custody and control of the Pipeline, including risk of loss or damage to the Pipeline and the Work.

    INVOICING AND PAYMENT. The Pipeline Contractor shall submit to the partnership a monthly written invoice based on the percentage of completion of individual bid items set forth in a list attached to the EPC Pipeline Contract along with any appropriate supporting documentation. The partnership shall pay the Pipeline Contractor the amount due under the invoice, within twenty-five days of the receipt of the invoice. In the event of a dispute as to a portion of an invoice, the partnership will make timely payment of the undisputed portion and will withhold the disputed portion until the same is resolved. Compensation shall be paid to the Pipeline Contractor for the performance of the Work according to a fixed price schedule attached to the Pipeline EPC Contract.

    FORCE MAJEURE. The partnership and the Pipeline Contractor shall give prompt written notice to the other, as the case may be, of any event or situation arising from circumstances beyond their reasonable control or which could not have been reasonably foreseen and which, by the exercise of due diligence, such party is unable to prevent or overcome, that render the performance of the Work impossible ("force majeure"). It is the duty of the party claiming force majeure to prove all the elements of force majeure including:

    - specific action taken to work around or mitigate the impact,

    - specific event dates, durations and logic to support the claim, and

    - specific cause for the claim of force majeure and to provide written documentation of such proof to the other party as soon as reasonably possible.

    The Pipeline Contractor shall not be entitled to increase the fixed price on account of an event of force majeure until it has established the existence of more than twenty five days (on a cumulative basis) of delays actually caused by force majeure.

    DISPUTES. In the event of a dispute between the partnership and the Pipeline Contractor with respect to the interpretation of, or the performance required by, the Pipeline EPC Contract, including any dispute which may result in a claim (a "Dispute"), the parties shall make a good faith attempt to resolve the Dispute; PROVIDED that, the provisions of the Pipeline EPC Contract governing Disputes shall not override, delay or in any way prevent termination of the Pipeline EPC Contract by the partnership or the Pipeline Contractor pursuant to the provisions of the Pipeline EPC Contract governing termination. During such attempted Dispute resolution, except as otherwise provided in the Pipeline EPC Contract, the parties shall continue to proceed diligently and in good faith under the terms of the Pipeline EPC Contract. In the event a Dispute is not resolved within sixty days following the date of the Dispute Notice, thereafter either party, in its sole discretion, may invoke litigation. During any litigation which arises out of a Dispute, all parties will continue to proceed under the terms of the Pipeline EPC Contract without prejudice to the rights of the partnership or the Pipeline Contractor to terminate as provided therein.

    ASSIGNMENT. The Pipeline Contractor shall not assign, subcontract or otherwise transfer the obligations or the benefits of the Pipeline EPC Contract without the prior written consent of the partnership.

    GOVERNING LAW. The Pipeline EPC Contract is governed by and construed according to the laws of the State of Texas excluding their conflict of laws provisions.

                         THE GAS INTERCONNECT AGREEMENT

    The partnership and Transcontinental Gas Pipe Line Corporation ("Transco") are parties to the Transcontinental Gas Pipe Line Corporation Interconnect, Reimbursement and Operating Agreement (the "Gas Interconnect Agreement"), which provides for Transco to construct and operate a natural gas delivery point to the partnership and associated meter station on Transco's mainline in Heard County, Georgia (the "Tenaska Meter Station").

    GENERAL PROVISIONS FOR CONSTRUCTION. As soon as reasonably practicable after the execution of the Gas Interconnect Agreement and prepayment by the partnership, which occurred on December 27, 1999, Transco will begin engineering design and material procurement for the Tenaska Meter Station, and Transco shall provide for a target in-service date for Transco's Facilities nine months from the date that the partnership made the prepayment to Transco.

    In order to establish the interconnection between the natural gas facilities of Transco and the partnership, each of Transco and the partnership shall design, construct, own, operate and maintain various facilities (individually, "Transco's Facilities" and "Customer's Facilities" and, collectively, the "Interconnection").

    Subject to the terms and conditions of the Gas Interconnect Agreement, Transco will construct the Tenaska Meter Station pursuant to the automatic authorizations provisions of the Federal Energy Regulatory Commission ("Federal Energy Regulatory Commission") regulations, and in compliance with various other specifications issued by the American Gas Association.

    Transco's data acquisition and communications equipment shall be integrated with the meter station and associated facilities and shall provide for electronic flow measurement and an electric signal that is proportional to the flow rate. The partnership shall not make repairs, adjustments or modifications to that equipment without the prior written consent of Transco.

    The designated point of tie-in and ownership change between Transco's Facilities and the Customer's Facilities at the Interconnection shall be located at the isolating flange immediately downstream of Transco's meter tube outlet header. Transco shall own such flange and all facilities upstream thereof, and the partnership shall own all facilities downstream of such flange. Transco and the partnership shall each be responsible for the cathodic protection of their respective facilities.

    Transco shall acquire the necessary land rights for the Tenaska Meter Station subject to review by the partnership, which review shall not be unreasonably withheld.

    Upon request by Transco, the partnership shall procure and install, at its sole cost and expense, the electric utility service required to operate the Tenaska Meter Station, including the station lighting, communication equipment and associated facilities. The installation of such equipment shall be scheduled at a time agreeable to Transco and the partnership.

    Transco's pressure and transportation service obligations for deliveries to the partnership at the Tenaska Meter Station shall be governed by the transportation service agreements between Transco and the partnership and Transco's Federal Energy Regulatory Commission Gas Tariff.

    REIMBURSEMENT. The partnership shall reimburse Transco for all costs, expenses, overheads and, if applicable, AFUDC incurred by Transco pursuant to the Gas Interconnect Agreement.

    After execution of the Gas Interconnect Agreement and prior to commencement of engineering design and material procurement by Transco, the partnership paid Transco $1,208,000 (the estimated total reimbursable cost under the Gas Interconnect Agreement) on December 27, 1999, and Transco shall credit this amount as a prepayment toward the actual reimbursable costs. The total amount due Transco shall be increased to the extent necessary to reimburse Transco for the income tax effect of all payments to Transco for Transco's Facilities.

    All costs will be accumulated and recorded under the Federal Energy Regulatory Commission's Uniform System of Accounts. The partnership, after fifteen (15) days notice in writing to Transco, shall have the right during normal business hours to audit, at the partnership's own expense, all books and records of Transco relating to Transco's construction of the facilities described in the Gas Interconnect Agreement. The partnership shall have one
(1) year after the date of receipt of the detailed cost listing described above in which to make such an audit. After such one (1) year period, the partnership's right to audit shall expire and Transco's records shall be presumed to be correct.

    OPERATION AND MAINTENANCE. Transco and the partnership shall operate and maintain their respective facilities under sound and prudent practices existing in the pipeline industry and in compliance with all valid and applicable laws, orders, directives, rules and regulations of governmental authorities having jurisdiction.

    Transco shall be responsible for the custody transfer of gas at the Interconnection and shall provide two (2) electric signals at the Interconnection from Transco's data acquisition equipment that is proportional to the flow rate. Such signals will include temperature, pressure, Btu content, gas quality and flow data.

    The quality and measurement of gas delivered to the partnership at the Interconnection shall be under Transco's currently effective Federal Energy Regulatory Commission Gas Tariff, as amended from time to time.

    The partnership shall operate the Customer's Facilities at pressures which are lower than Transco's daily operating pressures at the Tenaska Meter Station.

    If the partnership, in Transco's sole opinion reasonably exercised, fails to comply with any provision of the Gas Interconnect Agreement, Transco shall have the right, upon reasonable notification to the partnership and subject to any necessary regulatory authorizations, to suspend the flow of gas through the Interconnection. The partnership shall reimburse Transco for any costs incurred as a result of such suspension of gas flow. Transco shall not be required to resume gas flow through the Interconnection until the partnership has corrected, in Transco's sole opinion, the area(s) of noncompliance with the Gas Interconnect Agreement.

    INDEMNIFICATION; DAMAGES. Transco shall hold harmless, defend and indemnify the partnership, its agents, partners, officers, directors, stockholders, lenders, representatives and employees (collectively, "Partnership Indemnified Parties") from and against any and all claims, actions, settlements, liabilities, losses, costs, damages, fines, judgments, demands and expenses (including, without limitation, attorney fees) (collectively "Claims") for injury to or death of persons or damage to or loss of property incurred by or asserted against any of the Partnership Indemnified Parties which are
(1) caused by the activities of, or due to the placement of materials by, Transco, its agents, affiliates, officers, directors, representatives, employees, contractors or subcontractors, and/or (2) otherwise resulting from the actions or omissions of Transco, its parent and affiliated companies, and its and their respective agents, officers, directors, representatives, employees, contractors or subcontractors arising out of, relating to or incident to the performance of the Gas Interconnect Agreement. Notwithstanding the foregoing, Transco shall not be required to indemnify the Partnership Indemnified Parties for any environmental claims which are attributable to the condition of the land upon which the Interconnection is constructed or from activities by any party other than Transco, its parent and affiliated companies, and their respective agents, officers, directors, representatives, employees, contractors or subcontractors on or with respect to such land.

    The partnership shall hold harmless, defend and indemnify Transco, its parent and affiliated companies, and its and their respective agents, officers, directors, stockholders, lenders, representatives and employees (collectively "Transco Indemnified Parties") from and against all claims for injury to or death of persons or damage to or loss of property incurred by or asserted against any of the Transco Indemnified Parties which are (1) caused by activities of, or due to the placement of materials by, the partnership, its agents, affiliates, officers, directors, representatives, employees, contractors or subcontractors, and/or (2) otherwise resulting from the actions or omissions of the partnership, its agents, affiliates, officers, directors, representatives, employees, contractors or subcontractors arising out of, relating to or incident to the performance of the Gas Interconnect Agreement.

    Without limitation of the foregoing, if damage occurs to either party's pipeline for which the other party shall be obligated to indemnify such party under the Gas Interconnect Agreement, Transco or the partnership, as the case may be, shall (1) reimburse the other party for all reasonable costs and expenses incurred to repair the damage and replace any lost natural gas, and
(2) hold harmless, defend and indemnify the Transco Indemnified Parties or the Partnership Indemnified Parties, as the case may be, from and against all claims resulting from any inability by Transco or the partnership, as the case may be, to render service obligations to its customers. The method of repair, replacement, remediation and other remedies shall be at the sole discretion of the party whose pipeline was damaged.

    INSURANCE. Each of Transco and the partnership are required to maintain insurance policies under the Gas Interconnect Agreement.

    Under the partnership's general liability and automobile liability policies, Transco, its parent, subsidiary and affiliated companies will be named as additional insureds.

    TERM. The Gas Interconnect Agreement was effective on August 18, 1999 and shall continue in force and effect unless and until terminated (1) upon default by either party in the performance of any provision, condition or requirement therein, by the other party, unless such default is cured within sixty
(60) days; (2) upon the occurrence and continuance of various bankruptcy events; and (3) by mutual agreement of the parties in writing.

    Termination of the Gas Interconnect Agreement shall not relieve either party from any obligation accruing or accrued prior to the date of such termination, nor shall such termination deprive a party not in default of any remedy otherwise available to it.

    Upon termination of the Gas Interconnect Agreement, Transco shall have the right to abandon all or a portion of the Tenaska Meter Station in place. Transco shall use all reasonable efforts to salvage any equipment reimbursed by the partnership and refund the recovered amount to the partnership.

    GOVERNING LAW. The Gas Interconnect Agreement and any claims thereunder shall be governed by the laws of the State of Texas, excluding any conflicts of law rules that might require the application of the laws of another jurisdiction.

                                WATER AGREEMENT

    OVERVIEW. The partnership and the Heard County Water Authority are parties to the Water Agreement. The Water Agreement provides for the partnership to receive potable water at the 350 gallons per minute (504,000 gallons per day) (the "Committed Amount"). Under normal circumstances, the partnership will be expected to take a base quantity of $20,000 worth of water per year, and is obligated to pay the Heard County Water Authority at least $20,000 per year commencing after the Date of Commercial Operation, regardless of how much water is actually used.

    The Heard County Water Authority may not add customers or sell unused capacity which would deny or tend to deny the partnership the Committed Amount. While not obligated to supply the partnership any water in excess of the Committed Amount, the Heard County Water Authority may elect to supply such excess amount. If the partnership anticipates that it will need water in excess of 100 gallons per minute, it must make reasonable efforts to give the Heard County Water Authority notice.

    If the Heard County Water Authority contracts to provide water with a non-governmental entity involved in the generation of energy or governmental entity reselling water to users involved in the generation of energy at terms more favorable than those in the Water Agreement, it is obligated to give the partnership the benefit of the better terms, refunding any excess charges incurred by the partnership.

    TERM AND TERMINATION. The term of the Water Agreement is for 30 years after the first date the partnership purchases water under the Water Agreement (the "Water Term"). The partnership may terminate the Water Agreement if it decides to abandon its plan to build a power plant on the facility site. The partnership's obligations are subject to closing on the land purchase and lease by the Development Authority to the partnership of the facility site, both of which have occurred.

    The Heard County Water Authority may terminate the Water Agreement upon failure by the partnership to obtain financing for the construction of the facility or execute the Lease Agreement by December 31, 1999. However, the partnership may pay a non-refundable extension fee of $100,000 to extend the date to June 30, 2000. The Heard County Water Authority may also terminate the Water Agreement if the partnership:

    - fails to begin Commercial Operation by April 1, 2002,

    - the partnership files a voluntary petition for bankruptcy, or

    - a receiver is appointed for the partnership and not dismissed within 180 days after appointment.

    If the partnership fails to pay its invoices after 60 days notice is given to both it and its Lenders, the Heard County Water Authority has the right to terminate the Water Agreement by giving written notice of termination.

    ACCOUNTING FOR THE WATER. The Heard County Water Authority must own, install, test, calibrate, adjust, operate and maintain a metering station to measure and record the quantity of water purchased by the partnership. The partnership will pay the Heard County Water Authority $15,000 for the purchase and installation of the necessary equipment, and has the right to choose the equipment purchased by the Heard County Water Authority. However, if the cost of purchase and installation exceeds $15,000, and the partnership has specified equipment with a greater cost than that selected by the Heard County Water Authority, the partnership will pay the Heard County Water Authority the difference in price.

    If the partnership requests a copy of regulatory and chemical analysis reports on the water as submitted to any governmental authority, the Heard County Water Authority will provide it.

    RATES, INVOICING AND PAYMENT. The partnership paid the Heard County Water Authority $500,000 in consideration for the services and commitments of the Heard County Water Authority. If the Heard County Water Authority enters into any agreements with any person (other than a municipality or government agency that does not resell the water) at a rate or capacity exceeding 230 gallons per minute or 331, 200 gallons per day at a rate lower than that charged to the partnership, with an upfront cost of less than $500,000 or on terms more favorable than as specified in the Water Agreement, then such rates or cost shall be reduced pro rata or the partnership shall have the benefit of such terms.

    The partnership will pay $1.57 per 1,000 gallons of water (1999), subject to an annual cost of living adjustment (the "Contract Rate"). The annual rates will be calculated by multiplying the initial rate by a fraction, the numerator of which is the Consumer Price Index as reported for December of the previous year and the denominator of which is the Consumer Price Index as reported for December, 1999. If the Heard County Water Authority is required by law to make capital improvements to comply with environmental statutes, rules or regulations, the partnership will, in addition to the Consumer Price Index increase, pay the increase in water rates attributable to such improvements as charged to all Heard County water users.

    If the Heard County Water Authority agrees to sell the partnership water in excess of its Commiteed Amount, the partnership shall pay $2.00 per 1,000 gallons for the water exceeding the 504,000 gallons per day. This rate is subject to the same annual adjustments as the Contract Rate.

    Invoices are to be submitted to the partnership by the fifth day of each month, and the partnership must remit payment by the 15th day of the same month. Failure to pay within 10 days of notification of default for failure to pay charges will result in a 10% penalty on the unpaid amount. Disputed amounts paid to the Heard County Water Authority will bear 10% interest from the date of payment until the date of the refund.

    INTERRUPTION OF SERVICE. The Heard County Water Authority may not interrupt its provision of water to the facility for necessary scheduled maintenance unless it has given at least 5 days prior notice. Whenever possible, interruptions will be scheduled during a shut-down of the facility.

    FORCE MAJEURE. Events of force majeure include drought, storm, earthquakes and other natural calamities, as well as acts by third parties beyond the Heard County Water Authority's control. These events excuse the Heard County Water Authority from delivering water to the partnership, so long as it notifies the partnership as soon as practicable, and the Heard County Water Authority's suspension of performance is no longer than necessary to remedy its inability to perform with reasonable dispatch.

    ASSIGNMENT AND DELEGATION. Neither party may assign its rights or interests or delegate its obligations under the Water Agreement to any party other than an affiliate or subsidiary without the written permission of its counterparty. This does not restrict the partnership's right to assign or transfer its rights, titles and interests or to delegate its duties and obligations to any Lender.

    TAXES. Each party will pay its own taxes with respect to the activities of generation, transportation, delivery, sale, emission, disposal, or use of water.

    INDEMNIFICATION. Under the Water Agreement, both parties agree to release, defend, indemnify and hold harmless the other for damages arising out of its own negligent acts or omissions in connection with the Water Agreement. In the event that both parties are negligent and their negligence contributes to the cause of a third party's claim, each party will be responsible and liable in proportion to its own negligence.

    WAIVER OF SUBROGATION. Both parties agree to waive and release all rights of subrogation against the other party and its affiliates, owners, employees and representatives for any loss or damage that would be covered by the following insurance policies, regardless of any policy limits: primary commercial general liability, excess commercial general liability, and automobile liability.

    SOVEREIGN IMMUNITY. The Heard County Water Authority agrees to waive and not raise any defense of sovereign immunity it may have in connection with the Water Agreement or its performance under it.

                                LEASE AGREEMENT

    Pursuant to the Lease Agreement, dated as of November 1, 1999, the Development Authority leases to the partnership, subject to Permitted Liens, the facility, facility site, some related infrastructure facilities and related easements and those items of machinery, equipment and related property required under the Lease to be acquired and/or installed in the facility or on the facility site or easements (the "Leased Property").

    TERM. The Lease will terminate no earlier than the date of payment in full of the revenue bonds issued by the Development Authority of Heard County.

    RENTS.  On or before February 1 and August 1 in each year, commencing
August 1, 2000, until payment in full of the revenue bonds issued by the Development Authority of Heard County, the partnership shall pay or cause to be paid to the Collateral Agent, for the account of the Development Authority and the Development Authority Trustee, as rents, a sum equal to the amount payable on such date as principal and redemption premium (if any) and interest on the revenue bonds issued by the Development Authority of Heard County, as provided in the Development Authority Indenture, and shall also pay, or cause to be paid, as additional rents, certain various fees and expenses of the Development Authority (which may be retained by the Development Authority or paid by the Development Authority to Heard County) and various fees and expenses of the Trustee.

    TITLE TO THE LEASED PROPERTY. Upon the request of the partnership, the Development Authority will join, where necessary, in any proceeding to protect and defend its title in and to the Leased Property; PROVIDED that, the partnership shall pay the entire cost of any such proceeding or reimburse the Development Authority therefor and indemnify and hold harmless the Development Authority from any cost or liability.

    QUIET ENJOYMENT. The Development Authority warrants and covenants that it will defend the partnership in the quiet enjoyment and peaceable possession of the leased land and all appurtenances thereto, from all claims of all persons acting by, through or under the Development Authority, throughout the term of the Lease. In addition, the Development Authority will not take or cause another party to take any action to interfere with the partnership's peaceful and quiet enjoyment of the Leased Property.

    AGREEMENT TO EXECUTE AMENDMENT TO LEASE AND RELEASE FROM SECURITY DEED. The Development Authority and the partnership agree that (1) various items of personal property may be acquired by the partnership and conveyed to the Development Authority or acquired directly by the Development Authority from time to time, (2) under the terms of the Lease, items of leased equipment and/or portions of the leased land may be removed or released from the Lease, and (3) easements and various other rights of way across the leased land may be granted by the partnership under the Lease.

    The Development Authority agrees, at the request of the partnership, to execute an amendment to the Lease in the form attached to the Lease, without further action on its part unless further action is otherwise required under the Lease, and the equipment or property added or released thereby shall become subject to or be released from the Lease. In connection with any amendment to the Lease providing for the removal of leased equipment or the release of leased land, the Development Authority shall execute and deliver such amendments, releases and/or termination statements as may be necessary to release the lien on such leased equipment or leased land created under the Security Deed between the Development Authority and the Development Authority Trustee.

    DISBURSEMENTS FROM THE CONSTRUCTION FUND. In the Development Authority Indenture, the Development Authority has authorized and directed the Development Authority Trustee to designate the Collateral Agent as agent for the Development Authority Trustee with respect to the disbursement

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of moneys from the Construction Fund under the provisions of the Collateral
Agency Agreement for the payment of all Project Costs.

    GRANTING AND RELEASE OF EASEMENTS; AMENDING OR MODIFYING EASEMENTS. Subject to the provisions of the Collateral Agency Agreement and the Common Agreement, the partnership may (a) cause to be granted easements, licenses, rights-of-way and other rights or privileges in the nature of easements with respect to any property included in the Leased Property and such grant will be free from the lien or security interests created by the Development Authority Indenture or the Lease, or (b) cause to be amended, modified or released existing easements, licenses, rights-of-way and other rights or privileges in the nature of easements, held with respect to any property included in the Leased Property with or without consideration. The Development Authority agrees that it shall execute and deliver and will cause the Development Authority Trustee to execute and deliver any instrument necessary or appropriate to confirm and grant, amend, modify or release any such easement, license, right-of-way or other right or privilege under the terms of the Lease.

    RELEASE OF CERTAIN LAND. Notwithstanding any other provision of the Lease, but subject to the provisions of the Collateral Agency Agreement and the Common Agreement, the Development Authority and the partnership reserve the right by mutual agreement to amend the Lease for the purpose of effecting the release and removal from the Lease of:

    (a) any unimproved part of the leased land (on which neither the facility nor any leased equipment is located but on which parking, transportation, utility facilities or other support facilities may be located) on which the Development Authority proposes to construct improvements for lease under another and different lease agreement,

    (b) any part of the leased land with respect to which the Development Authority proposes to convey a fee or other title to a railroad or other public body or quasi-public body or to a public utility in order that transportation facilities or services by rail, water, road or other means or utility services for the Leased Property, for the benefit of the partnership may be provided, increased or improved or

    (c) that portion of the leased land and related facilities constituting or relating to the electric switchyard.

    ENVIRONMENTAL INDEMNIFICATION. The partnership shall indemnify, hold harmless, and defend the Development Authority, its officers, directors, agents, and employees from and against any and all claims, losses, damages, expenses, causes of action, lawsuits, government regulatory enforcement actions, and liability asserted against the Development Authority arising out of alleged or actual Environmental Contamination (as defined below) arising from the partnership's leasing and operation of the Leased Property.

    Environmental Contamination means damages to persons or property or violations of state or federal environmental laws or regulations arising out of the partnership's operations at the Leased Property with respect to, but not limited to, air emissions, water effluent discharges, and waste generation, transportation, storage, disposal, or the handling of hazardous materials.

    CONVEYANCE OF LEASED PROPERTY BY DEVELOPMENT AUTHORITY SECURITY DEED. The Development Authority has (1) conveyed its title in and to that portion of the Leased Property consisting of real property and granted a security interest in that portion of the Leased Property consisting of personal property to the Development Authority Trustee by Deed to Secure Debt, Security Agreement and Assignment of Rents and Leases, dated as of November 1, 1999, by and between the Development Authority and the Development Authority Trustee, as amended from time to time (the "Development Authority Security Deed"), and (2) assigned, pledged and created a security interest in the property secured by the terms of the Development Authority Indenture, as security for the payment of the

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principal of and the interest on the revenue bonds issued by the Development
Authority of Heard County, but such Security Deed and said assignment and pledge shall be subject and subordinate to the Lease so long as there shall not exist a default under the Lease or the Development Authority Indenture.

    EVENTS OF DEFAULT. The Lease provides that the existence of a Trigger Event under the Collateral Agency Agreement shall be an Event of Default under the Lease.

    REMEDIES ON DEFAULT. If an Event of Default has occurred and is continuing, the Development Authority or the Development Authority Trustee, as provided in the Development Authority Indenture, may, with the written consent of the Collateral Agent, or shall, upon the written direction of the Collateral Agent, take various remedial steps including, but not limited to (a) declare all installments of rent payable under the Lease for the remainder of the term of the Lease to be immediately due and payable, whereupon the same shall become immediately due and payable; (b) re-enter and take possession of the Leased Property without terminating the Lease and without any liability to the Development Authority for such entry and repossession, and sublease the Leased Property for the account of the partnership, holding the partnership liable for the difference in the rents and other amounts payable by such sublessee in such subleasing and the rents and other amounts payable by the partnership under the Lease; and (c) terminate the Lease, exclude the partnership from possession of the Leased Property and use its best efforts to lease the Leased Property to another for the account of the partnership, holding the partnership liable for all rent and other payments due up to the effective date of such leasing.

    Any amounts collected pursuant to any such remedial action shall be paid and applied under the provisions of the Collateral Agency Agreement and after payment in full of the revenue bonds issued by the Development Authority of Heard County and the payment of any costs occasioned by an Event of Default under the Lease, and subject to the provisions of and the lien and security interest created under the Security Agreement, and, subject to the provisions of the Collateral Agency Agreement, any excess moneys in the bond fund under the Development Authority Indenture shall be returned to the partnership as an overpayment of rent.

    The Development Authority will not exercise any remedies without the consent of the Collateral Agent and the Development Authority will grant any consents or waivers or take any other actions under the Lease (subject to such actions being consistent with the terms of the Lease and provisions of law applicable to the Development Authority) upon the direction of the Collateral Agent.

    OPTIONS TO TERMINATE THE LEASE TERM. At any time prior to payment in full of the revenue bonds issued by the Development Authority of Heard County, the partnership may terminate the Lease giving the Development Authority and the Development Authority Trustee notice in writing of such termination and by paying to the Development Authority Trustee (or providing for its benefit) an amount which, when added to the funds in the bond fund under the Development Authority Indenture, will be sufficient to pay, retire and/or redeem all of the outstanding revenue bonds issued by the Development Authority of Heard County under the provisions of the Development Authority Indenture and, in case of redemption, making arrangements satisfactory to the Development Authority Trustee for the giving of the required notice of redemption.

    At any time after payment in full of the revenue bonds issued by the Development Authority of Heard County, the partnership may terminate the Lease by giving the Development Authority notice in writing of such termination and such termination shall forthwith become effective.

    Upon any such termination of the Lease, the partnership shall purchase and the Development Authority shall sell the Development Authority's right, title and interest in the Leased Property to the partnership for the amount and under the terms set forth in the Lease.

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    CONVEYANCE.  Upon any succession of the partnership to ownership of the
Leased Property pursuant to the Lease (including pursuant to any purchase or the exercise of any option to purchase granted therein), the Development Authority will, under the terms of the Lease, deliver to the partnership the quitclaim deed in the form attached to the Lease or similar documents satisfactory to the partnership, conveying to the partnership title in and to the property with respect to which such obligation or option was exercised, subject to:

    (a) liens and encumbrances (if any) to which such title in and to said property was subject when conveyed to the Development Authority;

    (b) liens and encumbrances created by the partnership, or to the creation or suffering of which the partnership consented in writing, or resulting from the failure of the partnership to perform or observe any of the agreements on its part contained in the Lease; and

    (c) Permitted Liens other than the Development Authority Indenture, the Development Authority Security Deed and the Lease.

    SUCCESSION RIGHTS OF THE PARTNERSHIP. The Development Authority and the partnership agree that, whether or not the option to purchase the Leased Property has been exercised, the partnership shall be entitled to succeed to the ownership of the Leased Property upon and after the payment in full of the revenue bonds issued by the Development Authority of Heard County.

    SECURITY INTEREST OF THE PARTNERSHIP. The Development Authority grants to the partnership a security interest in and lien upon any amounts realized upon the foreclosure sale or exercise of other remedies under the Development Authority Security Deed between the Development Authority and the Development Authority Trustee, and such amounts shall, after satisfaction of the indebtedness described therein, be paid to the Collateral Agent, on behalf of the partnership, for application under the terms of the Collateral Agency Agreement.

                         AD VALOREM TAXATION AGREEMENT

    OVERVIEW. The parties to the Ad Valorem Taxation Agreement ("Tax Agreement") are the Board of Commissioners of Heard County (the "Commissioners"), the Board of Tax Assessors of Heard County (the "Board") and the partnership. The parties agree that the facility will not be subject to ad valorem taxation because it will be owned by the Development Authority, but that the partnership's leasehold interest will be subject to ad valorem taxes. The Tax Agreement sets forth how the partnership's interest under the Lease Agreement will be valued before the completion of construction, and for the 20 year period following the year in which the facility is completed.

    CONSTRUCTION OF THE FACILITY. Until January 1 of the year after the construction of the facility is complete and revenue generating operations commence, there will be no value to the Lease Agreement, and no real property or personal property taxes on the facility or the facility site.

    COMPLETION OF CONSTRUCTION. In the year following the completion of the facility and the commencement of revenue generating operations and for the next 20 years, ad valorem taxes will be computed based on the hypothetical amount of the cumulative principal reduction of the outstanding bond indebtedness incurred for engineering, procurement or construction costs (the "Cumulative Principal Reduction"), as if it were amortized by equal quarterly payments of principal and interest at a rate of 6% per year over a period of 20 years. The amortization will be calculated in the following manner:

    AMOUNT OF INVESTMENT. The amount of bond proceeds invested in the engineering, procurement or construction costs in leased land and equipment will be determined.

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    CUMULATIVE PRINCIPAL REDUCTION. On January 1 of each of the 20 years, the amount of Cumulative Principal Reduction will be computed for the leased land and buildings, and leased equipment. Depreciation of the leased property will be taken into account by multiplying the Cumulative Principal Reduction by a stated factor (the "Depreciation Factors").

    TAXABLE PROPERTY VALUE. THE CUMULATIVE PRINCIPAL REDUCTION WILL BE MULTIPLIED BY THE DEPRECIATION FACTORS AND 40%. THE PRODUCT WILL THEN BE MULTIPLIED BY THE HEARD COUNTY MILLAGE RATE TO DETERMINE THAT YEAR'S AD VALOREM TAX.

    REPAIRS AND REPLACEMENT. Repairs and Replacement of leased equipment will not affect their valuation for tax purposes.

    EXPANSION OF THE FACILITY. If after completion of the facility, any leased buildings or equipment are purchased as part of an expansion of the facility, taxes will be computed on those buildings and equipment following the same methodology set forth for the initial facility.

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